UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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CATHAY GENERAL BANCORP

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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To Our Stockholders:

We are pleased to invite you to attend the annual meeting of stockholders of Cathay General Bancorp. The annual meeting will be held on Monday, May 16, 2022, at 5:00 p.m., Pacific Time. In light of public health concerns regarding the COVID-19 pandemic and to support the health and well-being of our employees, directors, stockholders and the community, the annual meeting will be held exclusively in a virtual format. You will be able to vote and submit questions electronically but will not be able to attend in person.

At the annual meeting, you will be asked to elect four Class II directors to serve until the 2025 annual meeting of stockholders, vote on an advisory (non-binding) resolution to approve our executive compensation, and ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year, all as further described in the accompanying proxy statement.

Your vote is very important. Whether or not you expect to attend the annual meeting remotely, we encourage you to cast your vote via the Internet, by telephone, or if you prefer, by completing, signing, and returning your proxy card in the accompanying return envelope. Specific instructions for voting via the Internet or by telephone are stated on the proxy card. If you hold your shares through an account with a brokerage firm, bank, or other nominee, please follow the instructions you receive from them to vote your shares. A majority of the outstanding shares of our common stock must be represented, either in person or by proxy, for us to transact business at the annual meeting. Your cooperation is much appreciated.

Sincerely yours,

Dunson K. Cheng Executive Chairman of the Board

Los Angeles, California

April 7, 2022

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2022

To The Stockholders of Cathay General Bancorp:

Notice is hereby given that the annual meeting of stockholders of Cathay General Bancorp will be held on Monday, May 16, 2022, at 5:00 p.m., Pacific Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect four Class II directors to serve until the 2025 annual meeting of stockholders and until their successors have been elected and qualified;

2.	To vote on an advisory (non-binding) resolution to approve our executive compensation disclosed in the accompanying proxy statement;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year; and

4.	To transact such other business as may properly be brought before the annual meeting or any adjournments or postponements of the annual meeting.

Due to the COVID-19 pandemic, the annual meeting will be held exclusively by means of remote communication in a virtual format. You will be able to vote and submit questions electronically during the annual meeting. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/CATY2022, you must enter the control number on your proxy card.

The Board of Directors has fixed March 25, 2022, as the record date for the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the annual meeting.

Please cast your vote via the Internet, by telephone, or by completing, signing, and returning your proxy card in the accompanying return envelope. If you mail the envelope in the United States, it does not require postage. If you attend the annual meeting remotely, you may choose to vote at the annual meeting by following the instructions available on the meeting website. If you do so, your prior voting instructions, if any, will be disregarded. It is important that you vote promptly via the Internet, by telephone, or by returning your proxy card prior to the annual meeting even if you plan to attend the meeting remotely.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 16, 2022. This proxy statement and Cathay General Bancorp’s Annual Report for the year ended December 31, 2021 are also available free of charge electronically at https://www.cathaygeneralbancorp.com/cathay-general/stockholder-information/annual-meeting-materials and will remain available on the website through the conclusion of the annual meeting of stockholders.

By Order of the Board of Directors, May K. Chan Secretary

Los Angeles, California

April 7, 2022

i

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary is designed as an aid and does not contain all of the information that you should consider in deciding how to vote. As such, you should read this entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Date and Time: Record Date:	Monday, May 16, 2022, 5:00 p.m., Pacific Time March 25, 2022	Place:

Due to the COVID-19 pandemic, the annual meeting will be held exclusively in a virtual format. To be admitted to the annual meeting at www.virtualshareholdermeeting.com/CATY2022 you must enter the control number on your proxy card.

Voting:	Holders of record of our common stock at the close of business on the record date.	Attendance:	Stockholders as of the record date and their duly appointed proxies may attend the annual meeting remotely.

Proposals and Voting Recommendations

Proposal	Board Recommendation	Page
1. Election of Directors	FOR EACH NOMINEE	5
2. Advisory (Non-Binding) Vote to Approve our Executive Compensation	FOR	38
3. Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	39

PROPOSAL ONE—Election of Directors

The first proposal is to elect four Class II directors to serve until the 2025 annual meeting of stockholders and their successors have been elected and qualified. The following table provides summary information about each nominee.

Name of Nominee	Age	Principal Occupation	Director Since
Kelly L. Chan	75	VP of Finance, Phoenix Bakery Inc., and Certified Public Accountant	1990
Dunson K. Cheng	77	Executive Chairman of the Board of Cathay General Bancorp and Cathay Bank	1990
Chang M. Liu	55	President and Chief Executive Officer of Cathay General Bancorp and Cathay Bank	2020
Joseph C.H. Poon	75	President of Edward Properties, LLC	1990

PROPOSAL TWO—Advisory (Non-Binding) Vote to Approve our Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), enables our stockholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers, as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”). Accordingly, the Board of Directors is submitting the following resolution for stockholder consideration:

“RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby APPROVED.”

PROPOSAL THREE —Ratification of the Appointment of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2022 fiscal year. Although ratification is not legally required, we are submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board of Directors will reconsider the appointment.

ii

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 16, 2022

The Board of Directors of Cathay General Bancorp (the “Board”) is furnishing this proxy statement to the holders of record of our common stock to solicit proxies for use at our 2022 annual meeting of stockholders and any adjournments or postponements of the annual meeting. In this proxy statement, “Bancorp,” the “Company,” “we,” “us,” and “our” refer to Cathay General Bancorp, a Delaware corporation. This proxy statement and the enclosed proxy card were first mailed to stockholders on or about April 7, 2022.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting? At the annual meeting, our stockholders will be asked to:

1.	Elect four Class II directors to serve until the 2025 annual meeting of stockholders and their successors have been elected and qualified;

2.	Vote on an advisory (non-binding) resolution to approve our executive compensation disclosed in this proxy statement;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year; and

4.	Transact such other business as may properly be brought before the annual meeting or any adjournments or postponements of the annual meeting.

When and where will the annual meeting be held? The annual meeting will be held on May 16, 2022, at 5:00 p.m., Pacific Time. Due to the COVID-19 pandemic, the annual meeting will be held exclusively in a virtual format. You will be able to attend the meeting in person via the Internet, vote, and submit questions online during the annual meeting by visiting www.virtualshareholdermeeting.com/CATY2022.

Who can attend the annual meeting via the Internet? All stockholders at the close of business on the record date and their duly appointed proxies may attend the annual meeting in person via the Internet. To be admitted to the annual meeting via the Internet, you must enter the control number on your proxy card.

INFORMATION ABOUT VOTING AND PROXIES

Who is entitled to vote at the annual meeting? The Board has fixed March 25, 2022, as the record date for the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the annual meeting. On the record date, 75,078,258 shares of our common stock were outstanding.

How many shares must be present to transact business at the annual meeting? A quorum is required for our stockholders to transact business at the annual meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock constitutes a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” and broker non-votes will be counted towards determining whether or not a quorum is present. If the shares represented at the annual meeting are not sufficient to constitute a quorum, we may adjourn or postpone the annual meeting to permit the further solicitation of proxies.

How many votes am I entitled to? Each stockholder of record is entitled to one vote for each share of our common stock registered in the stockholder’s name. Shares may not be voted cumulatively for the election of directors or otherwise.

What is the difference between a “stockholder of record” and a “beneficial owner?” These terms describe how your shares are held. If your shares are registered directly in your name with our transfer agent, then you are a “stockholder of record” of those shares. As a stockholder of record, you have the right to vote by proxy via the Internet, by telephone, by mail, or in person via the Internet at the annual meeting.

If your shares are held in an account by a broker, bank, trust company, or other similar organization, then you are a “beneficial owner” of those shares and the organization holding your shares is considered the “stockholder of record” for purposes of voting at the annual meeting. If you are a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account.

How do I vote my shares? If you are a stockholder of record, there are four ways to vote:

•	By Internet Before the Annual Meeting Date. You may vote by proxy via the Internet before the annual meeting date by following the instructions provided in the proxy card.

•	By Telephone. You may vote by proxy by calling the toll free number on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the enclosed postage-prepaid envelope.

•

By Internet During the Annual Meeting. You may attend the annual meeting in person via the internet on May 16, 2022, at 5:00 p.m. Pacific Time by visiting www.virtualshareholdermeeting.com/CATY2022 and you can vote during the annual meeting using the control number on your proxy card.

If you vote via the Internet, by telephone, or complete and mail the proxy card, and we receive it on or before the voting date, your shares will be voted as you direct. Even if you plan to attend the annual meeting in person via the Internet, we encourage you to cast your vote before the annual meeting via the Internet, by telephone, or if you prefer, by completing, signing, dating, and returning the proxy card.

If you are a beneficial owner and your shares are held in a brokerage account or by a bank or other nominee, your ability to vote by telephone or the Internet depends on your broker’s voting process. Please follow the directions provided to you by your broker, bank or nominee.

What are broker non-votes? The term “broker non-votes” generally refers to shares that are held by a broker or other nominee in its name for the benefit of its clients but that cannot be voted because the broker or nominee is precluded from voting on “non-routine matters” and has not received voting instructions from the beneficial owner on those matters.

If you hold your shares in a brokerage account and do not give voting instructions to your broker on proposals that are considered “non-routine,” your broker cannot vote them for you and your shares will be treated as broker non-votes. At the annual meeting, Proposal Three (Ratification of the Appointment of Independent Registered Public Accounting Firm) involves matters that we believe will be considered “routine,” while Proposal One (Election of Directors) and Proposal Two (Advisory (Non-Binding) Vote to Approve Our Executive Compensation) involve matters that we believe will be considered “non-routine.”

Therefore, it is important that you provide voting instructions for all proposals.

What if I don’t vote for some of the items listed in this proxy statement? If you are a stockholder of record and return your signed proxy card, or vote via the Internet or by telephone, the proxy holders will vote your shares, with respect to the items without specific voting instructions, according to the recommendations of the Board. The Board has designated Heng W. Chen and May K. Chan, and each of them individually, with power of substitution, as proxy holders.

May I change my vote? Yes. If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by filing a written notice of revocation with our Secretary, by delivering to our Secretary a later signed and dated proxy card, or by a later dated vote via the Internet or by telephone. The deadline to vote via the Internet or by telephone is 11:59 p.m., Eastern Time, on May 15, 2022. You may also revoke your proxy if you attend the annual meeting in person via the Internet and vote online during the annual meeting by following the website instructions. Unless you decide to attend the annual meeting in person via the Internet and vote online at the annual meeting, we recommend that you change or revoke your prior instructions in the same manner as you originally gave them and provide enough time for the new voting instructions to reach us before the annual meeting begins. Once the annual meeting begins, you may only change or revoke your proxy by voting online at the annual meeting by following the instructions available on the meeting website.

How are the shares held by the Cathay Bank Employee Stock Ownership Plan Trust (the “ESOPT”) voted? Each participant of the ESOPT has the power to direct the vote of the shares allocated to his or her account by providing voting instructions. Charles Schwab Bank, as Trustee of the ESOPT, will vote the shares allocated to a participant’s account as directed by the participant. If no direction is received by 11:59 p.m., Eastern Time, on May 11, 2022, with respect to any shares held by the ESOPT, the Trustee will vote such shares in the same proportion as the shares voted by the Trustee on any matter as to which it has received timely directions.

How does the Board recommend that I vote? The Board unanimously recommends that you vote your shares as follows:

•	FOR EACH NOMINEE as Class II directors as specified under Proposal One.

•	FOR the advisory (non-binding) resolution to approve our executive compensation as specified under Proposal Two.

•	FOR ratification of the appointment of KPMG LLP as our independent registered public accounting firm as specified under Proposal Three.

None of our directors has informed us in writing that he or she intends to oppose any action intended to be taken by us at the annual meeting.

What is the vote required to elect directors and approve the other proposals?

Proposal One (Election of Directors)

The nominees receiving a majority of votes cast at the annual meeting will be elected as directors. A majority of votes cast means the number of votes cast “for” the director’s election exceeds the number of votes cast “against” that director’s election. Abstentions and broker non-votes will not be counted as votes cast for this purpose, and will have no effect on the election of a director. If an incumbent director nominee fails to receive the requisite vote in an uncontested election, that director must offer to resign. Our Nomination and Governance Committee and the Board will then act on the tendered offer to resign in the best interest of Bancorp.

Proposal Two (Advisory (Non-Binding) Vote to Approve our Executive Compensation)

The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve Proposal Two. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Broker non-votes will not affect the outcome of the advisory vote. Although the vote is non-binding, the Board and our Compensation Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program.

Proposal Three (Ratification of the Appointment of Independent Registered Public Accounting Firm)

The affirmative vote of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting is required to approve Proposal Three. Abstentions will be treated as present and entitled to vote and therefore will have the same effect as a vote against this proposal. Brokers will have discretion to vote on this proposal. In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board. Even if the selection is ratified, the Audit Committee may in its discretion select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Who will serve as inspector of elections? The inspector of elections for the annual meeting will be American Elections Services, LLC. Under Delaware law, the inspector of elections will rule on the proxies and ballots submitted and may consider evidence deemed to be reliable to reconcile proxies and ballots submitted by or on behalf of banks, brokers, their nominees, or similar persons that represent more votes than the holder of a proxy is authorized by the stockholder of record to cast, or more votes than the stockholder holds of record.

What happens if additional matters are presented at the annual meeting or a nominee is unable to serve as a director? As of the date of this proxy statement, the Board knows of no matters to be brought before the annual meeting other than the proposals specifically listed in the notice of annual meeting of stockholders. Nevertheless, if further business is properly presented, the proxy holders named in the enclosed proxy card will vote the shares in their discretion in accordance with their best judgment.

If any nominee for director named in this proxy statement becomes unavailable for any reason, or if any vacancy on the Board occurs before the election, the shares represented by any proxy voting for that nominee will be voted for the person who may be designated by the Board to replace the nominee or to fill that vacancy on the Board. However, as of the date of this proxy statement, the Board does not believe that any nominee will be unavailable or that any vacancy will occur.

How will proxies be solicited and who will pay for the solicitation? We will pay the cost of this solicitation of proxies. In addition to the use of the mail, officers, directors, and employees of Bancorp and its subsidiaries may solicit proxies personally or by telephone, facsimile, or electronic means. These individuals will not be specially compensated for these solicitation activities. Arrangements will also be made with brokerage firms and certain other custodians, nominees, and fiduciaries for forwarding solicitation materials to the beneficial owners of shares held of record by these persons, and we will reimburse them for their reasonable expenses incurred in forwarding these materials which we anticipate to be de minimis in nature.

What happens if the annual meeting is adjourned or postponed? Your proxy will remain valid and the shares may be voted at any adjourned annual meeting when resumed or at any postponed annual meeting. You will still be able to change your vote or revoke your proxy until the voting occurs.

Do I have rights or appraisal or similar rights of dissenters with respect to any matter to be acted upon at the annual meeting? None of the proposals to be acted upon at the annual meeting and discussed in this proxy statement carry rights of appraisal or similar rights of dissenters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Based on the contents of reports filed with SEC pursuant to Sections 13(d) and 13(g) of the Exchange Act, we believe the entities listed below are the only beneficial owners of more than five percent of our common stock as of March 25, 2022.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percentage of Common Stock Beneficially Owned 1/
BlackRock, Inc.	8,843,149 2/	11.78%
55 East 52nd Street, New York, NY 10055
The Vanguard Group, Inc.	7,295,565 3/	9.72%
100 Vanguard Blvd., Malvern, PA 19355

1/	The ownership percentage is determined by dividing the number of shares shown in this table by the 75,078,258 shares of Bancorp common stock outstanding as of March 25, 2022.

2/

All information regarding BlackRock, Inc. is based on an amendment to Schedule 13G filed with the SEC on January 27, 2022. BlackRock, Inc., a parent holding company, reported that through its subsidiaries, BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd, it had sole dispositive power over all the shares indicated and sole voting power over 8,629,759 shares.

3/

All information regarding The Vanguard Group, Inc. is based on an amendment to Schedule 13G filed with the SEC on February 9, 2022. The Vanguard Group, Inc. has the sole dispositive power over 7,164,412 of the shares, shared dispositive power over 131,153 shares, and shared power to vote 64,941 shares.

As of March 25, 2022, our directors, director nominees, and executive officers as a group beneficially owned 3,229,968 shares of our common stock. The individual security ownership of our directors, director nominees, and named executive officers can be found in “Security Ownership of Nominees, Continuing Directors, and Named Executive Officers.” Our directors and executive officers have informed us that they intend to vote according to the recommendations of the Board.

As of March 25, 2022, the ESOPT held 716,642 shares of our common stock. All the shares of our common stock held by the ESOPT have been allocated among the participants of the Cathay Bank Employee Stock Ownership Plan. Charles Schwab Bank, as Trustee of the ESOPT, will vote the shares allocated to a participant’s account as directed by the participant and, if no direction is received, in the same proportion of the stock voted by the Trustee on any matter as to which it has received timely directions. If no direction is received by 11:59 p.m., Eastern Time, on May 11, 2022, with respect to any shares held by the ESOPT, the Trustee will vote such shares in the same proportion as the shares voted by the Trustee on any matter as to which it has received timely directions.

PROPOSAL ONE

ELECTION OF DIRECTORS

Under our certificate of incorporation and bylaws, the Board may consist of between three and 25 directors, and the number of directors within this range may be changed from time to time by the Board. The Board currently consists of 12 directors, each of whom is also a director of Cathay Bank, a California-chartered bank and wholly-owned subsidiary of Bancorp.

The Board has three classes of directors and our bylaws provide that the number of directors in each class should be as nearly equal in number as possible. The term of office of each class of directors is three years. The current term of the Class II directors will expire at the 2022 annual meeting of stockholders and, if elected at the 2022 annual meeting, the new term will expire at the 2025 annual meeting of stockholders. The current term of the Class III directors will expire at the 2023 annual meeting of stockholders. The current term of the Class I directors will expire at the 2024 annual meeting of stockholders.

Stockholders are being asked to elect four Class II directors. The Class II directors will hold office until the 2025 annual meeting of stockholders and their successors have been elected and qualified. The Board, based on the recommendation of the Nomination and Governance Committee and the unanimous vote of all independent directors of the Board, has nominated Kelly L. Chan, Dunson K. Cheng, Chang M. Liu, and Joseph C.H. Poon to serve as Class II directors. All of the nominees are currently directors of Bancorp and Cathay Bank, and have served continuously in these capacities since the dates indicated in the table in “Security Ownership of Nominees, Continuing Directors, and Named Executive Officers” below.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE (KELLY L. CHAN, DUNSON K. CHENG, CHANG M. LIU, AND JOSEPH C.H. POON) AS CLASS II DIRECTORS.

Security Ownership of Nominees, Continuing Directors, and Named Executive Officers

The following table sets forth:

•	The age of each nominee and director and the periods each has served as a director of Bancorp.

•

Information on the beneficial ownership, as that term is defined under SEC rules and regulations, of shares of our common stock as of March 25, 2022, by each nominee and director, by each executive officer named in the “Summary Compensation Table” under “Remuneration of Executive Officers” (the “Named Executive Officers”), and by all nominees, directors, and executive officers as a group.

Each nominee, director, and executive officer has furnished the information on his or her own beneficial ownership set forth in the following table. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the common stock owned by him or her.

Name	Age	Director of Bancorp Since	Amount and Nature of Ownership of Common Stock		Percentage Ownership of Common Stock 1/
Nominees for Election for the Term Ending in 2025 (Class II):
Kelly L. Chan	75	1990	249,782	2/	*/
Dunson K. Cheng **/	77	1990	805,601	3/	1.07%
Chang M. Liu **/	55	2020	21,236	4/	*/
Joseph C.H. Poon	75	1990	67,033	5/	*/
Directors Currently Serving for the Term Ending in 2023 (Class III):
Nelson Chung	69	2005	38,593	6/	*/
Felix S. Fernandez	71	2013	15,093	7/	*/
Maan-Huei Hung	74	2020	2,275	8/	*/
Richard Sun	69	2017	37,623	9/	*/
Directors Currently Serving for the Term Ending in 2024 (Class I):
Jane Jelenko	73	2012	7,302	10/	*/
Anthony M. Tang	68	1990	989,601	11/	1.32%
Shally Wang	65	2021	0		*/
Peter Wu	73	2003	785,227	12/	1.05%
Other Named Executive Officers:
Heng W. Chen	69	—	155,061	13/	*/
Kim R. Bingham	65	—	44,756	14/	*/
Mark H. Lee	59	—	10,785	15/	*/
All nominees, directors, and executive officers as a group (15 persons)			3,229,968	16/	4.30	% 17/

*/	Percentage of shares beneficially owned does not exceed one percent.

**/	A Named Executive Officer as well as a director.

1/

The percentage for each person in this table is based upon the total number of shares of our common stock outstanding as of March 25, 2022, which was 75,078,258 plus the shares which the respective person has the right to acquire within 60 days after March 25, 2022, by the vesting of restricted stock unit (“RSUs”) grants or otherwise. In computing the percentage of shares beneficially owned by each person, any shares which the person has a right to acquire within 60 days after March 25, 2022 are deemed outstanding for the purpose of computing the percentage of common stock beneficially owned by that person, but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

2/

Includes 76,281 shares held by the Kelly and Barbara Chan Living Trust, 10,557 shares held by spouse, 30,596 shares held by Chansons Properties, and shares he disclaims beneficial ownership to including 48,593 shares held by Daryl Michael Chan Living Trust.

3/

Includes 395,577 shares held by the Dunson Cheng and Cynthia Cheng Trust, 182,452 shares held by the Dunson Cheng and Cynthia Cheng Nonmarital Shares Trust, 102,894 shares held by the ESOPT which have been allocated to Mr. Cheng’s account, and 29,636 in gross shares to be issued within 60 days of the record date upon settlement of vested RSUs before surrendered or withheld to satisfy tax withholding requirements.

4/	Includes 12,511 in gross shares to be issued within 60 days of the record date upon settlement of vested RSUs before surrendered or withheld to satisfy tax withholding requirements.

5/	Includes 46,440 shares held by the Poon Family Trust.

6/	Includes 10,000 shares held by Nelson Chung Defined Benefit Plan, 10,000 shares held by S.O.D. Co, a Sole Proprietorship Money Purchase Plan, and 18,593 shares by the Chung Family Trust.

7/	Shares held by the Felix and Katherine Fernandez Trust.

8/	Shares held jointly with spouse.

9/

Includes 1,100 shares held by Mr. Sun’s spouse, 13,315 shares held by JKLM Limited Partnership, 10,908 shares held by the Sun Trust, 3,500 shares held by the Ivy Sun Separate Trust, 4,700 shares held by RIS Family Limited Partnership, 1,500 shares held by the Lin-Chih Corporation, and 1,600 shares held by Michael Sun Trust.

10/	Includes 2,116 shares held by the Jelenko-Norris Marital Trust and 5,186 shares held by the Jelenko-Norris Survivors Trust.

11/	Includes approximately 630,892 shares held by Mr. Tang’s spouse and approximately 111,723 shares held by the ESOPT which have been allocated to Mr. Tang’s account.

12/	Includes 395,252 shares held by the PACJU, LLC and 389,975 shares held by Wu Family Trust.

13/	Includes 18,111 in gross shares to be issued within 60 days of the record date upon settlement of vested RSUs before surrendered or withheld to satisfy tax withholding requirements.

14/	Includes 11,194 in gross shares to be issued within 60 days of the record date upon settlement of vested RSUs before surrendered or withheld to satisfy tax withholding requirements.

15/	Includes 6,584 in gross shares to be issued within 60 days of the record date upon settlement of vested RSUs before surrendered or withheld to satisfy tax withholding requirements.

16/

Executive officers are those individuals designated as such for purposes of Section 16 of the Exchange Act. The total number of shares beneficially owned by all of our nominees, directors, and executive officers as a group includes approximately 214,617 shares held by the ESOPT that have been allocated to the directors and Named Executive Officers and 78,036 in gross shares to be issued within 60 days of the record date upon settlement of vested RSUs before surrendered or withheld to satisfy tax withholding requirements.

17/

The ownership percentage is determined by dividing the number of shares beneficially owned by all our nominees, directors, and executive officers as a group by 75,078,258 shares of common stock outstanding as of March 25, 2022.

Nominees, Continuing Directors, and Executive Officers

Set forth below is information concerning each nominee for election as a Class II director, each of the Class III and I directors whose terms have not yet expired, and each executive officer. The biographical information set forth below includes the person’s principal occupation, business experience over the last five years, positions held, and the experience, qualifications, attributes, or skills that led the Nomination and Governance Committee and the Board to determine that the person should serve as a director. In addition, they each have satisfied other criteria considered by the Nomination and Governance Committee and the Board in evaluating potential nominees and directors, including intelligence, personal character, integrity, and commitment to the community and Bancorp.

Nominees (Class II)

Kelly L. Chan Independent | Director since 1990 Committees: Audit (Chair), Compensation, Nomination and Governance

Kelly L. Chan is a long-time owner of Phoenix Bakery Inc., a family-owned retail bakery that began in Los Angeles Chinatown and has been serving the Los Angeles area for more than 80 years. Mr. Chan was reappointed as Vice President of Finance of Phoenix Bakery in 2017 after retiring in 2012 from that position. Mr. Chan is a Certified Public Accountant with over 40 years of experience. He received a Master of Business Administration degree and served in the U.S. Navy from 1970 to 1973 and in the U.S. Naval Reserve until his retirement in 2000 with the rank of Captain. He has also been awarded certification by the UCLA Anderson Graduate School of Management’s Director Training and Certification Program. Mr. Chan has been a Director of Cathay Bank since 1981 and of Bancorp since its formationin 1990. Mr. Chan also serves as a member of the Cathay Bank Foundation Audit Committee.

With more than 40 years of retail business experience, Mr. Chan offers the Board substantial management experience of privately held businesses, which constitute a significant portion of the customers of Cathay Bank. As a Certified Public Accountant, Mr. Chan adds additional expertise in accounting matters, and serves as chairman of the Audit Committee.

Dunson K. Cheng, Ph.D., Executive Chairman of Bancorp and Bank | Director since 1990 Committees: Investment, Risk

Dunson K. Cheng has been the Executive Chairman of the Board of Bancorp and Cathay Bank since 2016. He was the Chairman of the Board, President, and Chief Executive Officer of Bancorp and Chairman of the Board and Chief Executive Officer of Cathay Bank from 1994 to 2016, and the President of Cathay Bank from 1985 to 2015. Mr. Cheng has over 39 years of banking experience. He also serves on the board of DiCon Fiberoptics, Inc. (a supplier of optical components, integrated modules, and test equipment for the fiber optics industry) and on the Foundation of Tsinghua University Center for Advanced Study. He formerly served on the board of directors of the California Bankers Association. Mr. Cheng received a Ph.D. in Physics. He has been a Director of Cathay Bank since 1982 and of Bancorp since its formation in 1990.

Mr. Cheng provides to the Board his extensive banking experience, his broad knowledge of the business and operations of Bancorp and Cathay Bank, and his strong management and leadership skills. His tenure as an officer and a director for over 30 years affords the Board valuable insight regarding all aspects of the business and operations of Bancorp and Cathay Bank.

Chang M. Liu President and CEO | Director since 2020 Committees: None

Chang M. Liu has been the Chief Executive Officer and President of Bancorp and Chief Executive Officer of Cathay Bank since October 2020, and President of Cathay Bank since October 2019. Mr. Liu joined Cathay Bank in 2014 as Senior Vice President and Assistant Chief Lending Officer. He was Senior Vice President and Deputy Chief Lending Officer of Cathay Bank from 2014 to 2015; Chief Lending Officer at Cathay Bank from 2016 to 2019; Executive Vice President of Cathay Bank from 2016 to October 2019; and Chief Operating Officer of Cathay Bank from February to September 2020. Prior to joining Cathay Bank, Mr. Liu was Executive Vice President and Chief Lending Officer at Banc of California (formerly known as “Pacific Trust Bank”) from 2011 to March of 2014. Mr. Liu has over 28 years of banking experience. He currently serves on the board of the Foothill Family Service and the Western Bankers Association. Mr. Liu has been a Director of Cathay Bank since 2019 and of Bancorp since October 2020.

Mr. Liu is a seasoned banker and brings to the Board in-depth management and operational knowledge of Cathay Bank through his leadership role at the Bancorp.

Joseph C.H. Poon Independent | Director since 1990 Committees: Nomination and Governance (Chair), Compensation, Investment

Joseph C.H. Poon is the President of Edward Properties, LLC, a real estate development company that specializes in residential, industrial, and commercial projects, and has over 30 years of experience in real estate development. He received a Master of Business Administration degree and a Master of Science degree in Civil Engineering. Mr. Poon has been a Director of Cathay Bank since 1981 and of Bancorp since its formation in 1990. He served as the Lead Independent Director of Bancorp from July 2010 to May 2011.

Mr. Poon provides the Board with considerable managerial experience, as well as his extensive knowledge in commercial, industrial, and residential real estate construction and development. He also contributes his academic background in business and engineering.

Continuing Directors (Class III)

Nelson Chung Lead Independent | Director since 2005 Committees: Risk

Nelson Chung is President of Pacific Communities Builder, Inc., which has built more than 4,000 home sites and developed more than 150 communities in Southern California. He received a Master of Urban Design degree and is a licensed architect, general contractor, and real estate broker in California.

Mr. Chung has been a Director of Bancorp and Cathay Bank since 2005 and has been a Lead Independent Director of Bancorp since May 2017.

Mr. Chung contributes managerial experience and his extensive knowledge of residential real estate development in Southern California, with which he has been involved for over 30 years. His academic background in urban design and his experience as an architect, general contractor, and real estate broker provide the Board with a unique perspective of the real estate market.

Felix S. Fernandez Independent | Director since 2013 Committees: Investment (Chair), Audit, Risk

Felix S. Fernandez has served as a leader at Wells Fargo in various capacities for over 15 years. In 2011, he retired as a Corporate Executive Vice President and Regional President of Community Banking for Wells Fargo in the Northern California region. He was responsible for up to 150 branches, $15 billion in deposits and $1.5 billion in loans, and 2,700 employees. Prior to working at Wells Fargo, Mr. Fernandez served as Executive Vice President of International Business Banking at State National Bank in El Paso, Texas, where he was responsible for the Mexico business market, and served in various capacities at Valley National Bank of Arizona (later a part of Chase Bank). Mr. Fernandez has been active in the community and business organizations throughout his career, including affiliations with the United Way, Boys and Girls Club of America, Boy Scouts of America, Bankers Association for Finance and Trade, and the Greater Sacramento Chamber of Commerce. He also served on the board of Sacramento State University Enterprise, Inc., Dignity Health Sacramento Service Region Board, Crocker Art Museum, the California Bankers Association, and Pan American Bank. He received a Master of Business Administration degree, with an emphasis in Finance. Mr. Fernandez has been a Director of Bancorp and Cathay Bank since 2013.

Mr. Fernandez brings with him valuable financial skills and diverse experience, along with a leadership record in the banking industry, all of which enhance the Board’s capacity to guide our future growth and development.

Maan-Huei Hung Independent | Director since 2020 Committees: Compensation, Nomination and Governance

Maan-Huei Hung is the General Counsel for AHMC Healthcare Inc., a Southern California based company that owns and operates eight hospitals. Ms. Hung is an attorney licensed to practice in California with over 40 years of experience in the Los Angeles area and practices transactional corporate law with an emphasis in banking and commercial law as well as healthcare laws. She served as General Counsel for General Bank and its public holding company GBC Bancorp until its 2003 merger with Cathay Bank and Cathay General Bancorp. She has also advised numerous financial and other non-financial institutions, both foreign and domestic, on management matters and legal and regulatory compliance associated with doing business in the U.S. She has been a consultant for financial and healthcare clients on strategic opportunities and activities, and from 1978 to 1988, has served as corporate in-house counsel in securities laws and corporate finance with Litton Industries, Inc. (which later merged with Northrop Grumman Corporation).

Ms. Hung is a founding member and former president of the Taiwanese American Lawyers Association. She was formerly a member of the Financial Institutions Committee of the State Bar of California and a member of the board of the International Bankers Association of California. She has served as legal counsel to the National Association of Chinese American Bankers since 2002 and a board member on the AHMC Health Foundation. Ms. Hung holds law degrees from the National Taiwan University and Yale University. Ms. Hung has been a Director of Bancorp and Cathay Bank since May 2020.

With extensive legal experience, Ms. Hung brings her legal expertise and her ability to analyze issues that contribute to the Board's oversight and guidance for our growth and development. The Board also benefits from her knowledge and insight having served as General Counsel for GBC Bancorp and General Bank and having worked with various types of business clients. In addition, Ms. Hung's community involvement provides her with knowledge and understanding of the communities that Cathay Bank serves, and her cross-industry and cross-cultural knowledge and experience is an asset to the Board.

Richard Sun Independent | Director since 2017 Committees: Compensation (Chair), Audit, Nomination and Governance

Richard Sun is the President of SSS Development, Inc., a real estate investment, development, and management company.

Dr. Sun received his D.D.S. in Dentistry in 1982 and practiced for 18 years. He also served as the Mayor for the City of San Marino, California from 2012-2013, 2016-2017 and the city’s Council Member from 2009 to 2017. Dr. Sun has over 30 years of experience in real estate investment and 10 years of experience serving on the boards of financial institutions. Simultaneously, he served in numerous leadership and management roles including his directorships on Trust Bank Board of Directors from 1995 to 2004 and on Omni Bank Board of Directors from 2008 to 2009. He has been awarded certification by the UCLA Anderson Graduate School of Management’s Director Training and Certification Program. Dr. Sun is a community leader and has many years of civic service. He served on the Board of Governors of the Los Angeles County Natural History Museum from 2003 to 2017, as President of the Chinese American Elected Officials from 2015 to 2017, as a Committee Member of both the Economic Development Committee for Monterey Park and the Design Review Committee for San Marino from 2001 to 2004, and Board Member of the Workforce Investment Committee for Los Angeles County from 2000 to 2002. He also served on the Methodist Hospital Foundation Board from 2007 to 2016 and chaired the foundation in 2013.

Dr. Sun currently serves as a board member of the Cathay Bank Foundation and is an emeritus board member of the Methodist Hospital Foundation.

Dr. Sun has been a Director of Bancorp and Cathay Bank since 2017. He brings with him board experiences at financial institutions as well as his depth of knowledge and experience in both public and private companies. The Board believes that his diversified skills add valuable entrepreneurial, managerial, and leadership perspectives to the Board.

Continuing Directors (Class I)

Jane Jelenko Independent | Director since 2012 Committees: Risk (Chair), Audit, Nomination and Governance

Jane Jelenko was a partner at KPMG LLP, a global audit, tax, and advisory services firm, where she became the first female consulting partner in 1983, and served over 25 years (from 1977 to 2003) in various capacities including the National Industry Director for its Banking and Finance group, a member of the firm’s board of directors, and the leader for the firm’s Banking and Investment Services Consulting group. She has also served on the Countrywide Bank board (Audit and Operations Committees), the Los Angeles Area Chamber of Commerce Executive Committee, and the Organization of Women Executives board. She currently serves on the board of two SunAmerica Mutual Funds families, and on non-profit boards, including the Center Dance Arts of the Los Angeles Music Center, the American Dance Movement, The Gabriella Foundation, and the Constitutional Rights Foundation (emeritus). She received a Master of Business Administration degree in Finance. Also, she has been awarded certification by the UCLA Anderson Graduate School of Management’s Director Training and Certification Program. Ms. Jelenko has been a Director of Bancorp and Cathay Bank since 2012.

Ms. Jelenko brings to the Board her extensive managerial and finance experience and community service.

Anthony M. Tang Vice Chairman | Director since 1990 Committees: None

Anthony M. Tang has been Vice Chairman of the Board of Bancorp and Cathay Bank since 2014 and has over 30 years of banking experience. He was an Executive Vice President of Bancorp from 1994 to September 2013, Senior Executive Vice President of Cathay Bank from 1998 to 2013, Chief Lending Officer of Cathay Bank from 1985 to 2013, and Executive Vice Chairman of the Board of Bancorp and Cathay Bank from October 2013 to August 2014. Mr. Tang was formerly the Chief Financial Officer and Treasurer of Bancorp from 1990 to 2003. He received a Master of Business Administration degree. Mr. Tang has been a Director of Cathay Bank since 1986 and of Bancorp since its formation in 1990.

Through his service to Cathay Bank in various capacities for over 25 years, Mr. Tang brings to the Board an in-depth knowledge and understanding of its history and business, as well as his extensive knowledge of its operations including from a financial and accounting standpoint.

Shally Wang Independent | Director since 2021 Committees: None

Shally Wang has served in various capacities at IBM Greater China Group for 34 years, leading key business units under global business services, information technology services, financial services sector, industry solutions and key industry clients. With a background in systems engineering, she was responsible for building organization competency across IBM Greater China Group in project management, application development methodology, enterprise systems architecture and governance, and banking industry solutions and business operations. In 2017, Ms. Wang retired as the General Manager of IBM Greater China Group. She currently serves as a Group Senior Advisor for Digital China Information Service Company, a leading information technology company in China that focuses on digital transformation in the banking sector. Ms. Wang has been a frequent keynote speaker on issues involving the banking and technology sectors at the annual China Banking Show. She holds two Master of Science degrees, in Mathematics and in Computer Science. Ms. Wang has been a Director of Bancorp and Cathay Bank since May 2021.

Ms. Wang brings to the Board her experience as a leader of a major technology company, her expertise in information technology, information security experience in the financial sector, and insights on doing business in China.

Peter Wu, Ph.D. Vice Chairman | Director since 2003 Committees: Investment, Risk

Peter Wu, Ph.D., has been Vice Chairman of the Board of Bancorp and Cathay Bank since 2014, and a Director, Chairman of the Board, President, and Chief Executive Officer of Cathay Bank Foundation since 2005. He was Chief Operating Officer of Bancorp and Cathay Bank from 2003 to 2014, and Executive Vice Chairman of the Board of Bancorp and Cathay Bank from 2003 to 2014. He was the Chairman of the Board of GBC Venture Capital, Inc. from 1997 to 2014 and President and Chief Executive Officer of GBC Venture Capital, Inc. from 2003 to 2014. Prior to joining Bancorp, Mr. Wu was a co-founder, Chairman of the Board, President, and Chief Executive Officer of General Bank and its publicly-held bank holding company, GBC Bancorp, until they merged with Cathay Bank and Bancorp in 2003. Mr. Wu received a Ph.D. in Mathematics. He has been a Director of Bancorp and Cathay Bank since 2003.

Mr. Wu provides commercial banking and managerial experience to Bancorp and Cathay Bank gained from his executive management positions with GBC Bancorp and General Bank, of which he was a co-founder, and then Bancorp and Cathay Bank. He also provides institutional knowledge of the history and operations of General Bank and GBC Bancorp.

Executive Officers

Heng W. Chen Chief Financial Officer

Heng W. Chen has been Executive Vice President, Chief Financial Officer, and Treasurer of Bancorp and Executive Vice President of Cathay Bank since 2003, and Chief Financial Officer of Cathay Bank since 2004. He was Vice President and Chief Financial Officer of Cathay Real Estate Investment Trust from 2003 to 2013 and has been a Director, Vice President, and Chief Financial Officer of GBC Venture Capital, Inc. since 2003. Prior to joining Bancorp, Mr. Chen had over 25 years of experience in the areas of finance, accounting, and banking at City National Bank, City National Corporation, and at Price Waterhouse. Mr. Chen was formerly a Certified Public Accountant and received a Master of Business Administration degree.

Kim R. Bingham Chief Risk Officer

Kim R. Bingham has been an Executive Vice President of Cathay Bank since 2004 and Chief Risk Officer of Cathay Bank since 2014. Mr. Bingham joined Cathay Bank in 2004 as Chief Credit Officer and served in that capacity until December 2013. Prior to joining Cathay Bank, Mr. Bingham managed Private Banking for Mellon Bank in the Western United States and prior to this position, Mr. Bingham served in a series of increasingly responsible staff and management positions in lending and credit for City National Bank. Mr. Bingham has more than 30 years of banking experience.

Mark H. Lee Chief Credit Officer

Mark H. Lee is the Executive Vice President and Chief Credit Officer of Cathay Bank. Mr. Lee joined Cathay Bank in April 2017 as Executive Vice President, Special Advisor to the Office of the President and was appointed as the Chief Credit Officer of Cathay Bank in December 2017.  Mr. Lee has more than 30 years of banking experience and provides leadership and support to the Credit Administration function at Cathay Bank.

Prior to joining Cathay Bank, Mr. Lee held senior leadership roles in credit administration and loan review, loan operations, and asset based lending. He was the Senior Executive Vice President and Head of Corporate Banking of Bank of Hope (formerly known as BBCN Bank) from 2016 to 2017; Senior Executive Vice President and Chief Credit Officer of BBCN Bank (formerly known as Nara Bank) from 2009 to 2016; and Senior Vice President and Deputy Chief Credit Officer of East West Bank from 2007 to 2009.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business and affairs are managed under the direction and oversight of the Board. The Board is committed to maintaining the highest standards of business conduct and corporate governance. The Board has adopted Corporate Governance Guidelines, which, together with our certificate of incorporation, bylaws, Code of Ethics, and Board committee charters, form the framework for the governance of Bancorp. The Corporate Governance Guidelines, Code of Ethics and Board committee charters are available at www.cathaygeneralbancorp.com.

Meetings

The Board generally holds regular meetings every other month. Special meetings are called when necessary. During 2021, the Board held seven meetings. In 2021, each director attended more than 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served. It is our policy to invite and encourage all members of the Board to attend Bancorp’s annual meeting of stockholders. All of our directors attended the 2021 annual meeting of stockholders.

Board Leadership

Dunson K. Cheng leads the Board in his role as the Executive Chairman of the Board.

The Chairman of the Board sets the agendas, presides at Board meetings, and generally takes the lead role in the boardroom. In the absence of the Chairman of the Board, a Vice Chairman presides at Board meetings. Any director may suggest the inclusion of items on the agenda and raise at any Board meeting subjects that are not specifically on the agenda for that meeting.

The Chairman of the Board can be designated by the Board as the Chief Executive Officer or the Executive Chairman. The Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer. The Board recognizes no single leadership model is right for all companies and at all times. The Board believes it is important to maintain flexibility in its Board leadership structure depending on the needs of Bancorp.

The Board believes that separating the roles of the Chief Executive Officer and Chairman of the Board is the most appropriate structure for Bancorp at this time. The Board believes that this structure provides clarity of leadership following the appointment of Mr. Liu as Chief Executive Officer of Bancorp on October 1, 2020, and that Mr. Cheng is uniquely qualified through his experience and expertise to continue leading Bancorp in his capacity as the Executive Chairman.

Moreover, the Board recognizes that managing the Board can be a separate and time intensive responsibility. By separation of the roles of Chief Executive Officer and Chairman of the Board, it allows Mr. Liu to devote his full attention to the supervision, management and control of the business and affairs of Bancorp and Cathay Bank, without the additional responsibilities of Chairman of the Board. The Board also believes that having a separate Chairman of the Board allows Bancorp to continue to benefit from Mr. Cheng’s vast organizational, business and industry experience and expertise in his role as Executive Chairman and from the business synergies and mentoring opportunities.

In accordance with our Corporate Governance Guidelines, if the Chairman of the Board is an employee, or not independent, an independent director shall be elected by the independent directors to serve as the Lead Independent Director.

The Lead Independent Director is elected by the majority of independent directors on an annual basis at the first executive session after the annual stockholders’ meeting, and is charged with the following responsibilities:

•	Presiding at meetings of the independent directors in executive session;

•	Facilitating communications between other members of the Board and the Chairman of the Board and/or the Chief Executive Officer; and

•	Consulting with the Chairman of the Board and/or the Chief Executive Officer on matters relating to corporate governance and Board performance.

Currently, Nelson Chung serves as the Lead Independent Director.

The Board also accomplishes much of its governance and oversight role through its Audit, Compensation, Nomination and Governance, and Risk Committees that, with the exception of the Risk Committee, are made up entirely of independent directors. The chairs of these committees take the lead in matters coming within their purview. In addition, the independent directors meet at least quarterly in executive session. Finally, the Chairman of the Board serves at the pleasure of the Board, and the independent members of the Board (constituting a majority of the directors) can call special meetings if the need arises. The Board believes that Bancorp’s approach to risk oversight helps to ensure that the Board can choose different leadership structures as appropriate without experiencing a material impact on its oversight or risk.

Director Independence

Our Corporate Governance Guidelines provide that the Board shall be comprised of a majority of directors who, in the opinion of the Board, qualify as “independent directors” pursuant to the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”). An “independent director” for purposes of the Guidelines means a person other than: (i) an executive officer or employee of Bancorp or its subsidiaries, or (ii) any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board considered relationships, transactions, and/or arrangements with each of its directors, including those disclosed below under “Transactions with Related Persons, Promoters and Certain Control Persons,” and determined that the following eight of its current 12 members are “independent” as defined in the Nasdaq Stock Market Rules: Kelly L. Chan, Nelson Chung, Felix S. Fernandez, Maan-Huei Hung, Jane Jelenko, Joseph C.H. Poon, Richard Sun, and Shally Wang.

In addition, the Board has determined that:

•	All directors who serve on the Audit, Compensation, and Nomination and Governance Committees are independent under applicable Nasdaq listing standards and SEC rules; and

•

All members of the Audit and Compensation Committees meet the additional independence requirement that they do not directly or indirectly receive any compensation from Bancorp or Cathay Bank other than their compensation as directors.

The independent directors meet in executive session without the presence of any members of Bancorp’s management on a regularly scheduled basis, but not less than four times a year. In 2021, the independent directors met in executive session six times.

Board Diversity

The Board values the importance of diversity among its members. A board comprised of members from a diverse professional and personal background brings distinct veiwpoints and perspectives that can effectively represent the long-term interest of our stockholders. The following summarizes some of the key experience, qualifications, skills, and attributes possessed by our Board of Directors.

Technology / Systems experience is relevant to the Company as it looks for ways to enhance client experience and internal operations.

Leadership experience in holding significant leadership roles over an extended period of time provides the Company with unique insights.

Business Operations experience gives directors a practical understanding of development, implemention, and assessment of the Company’s operating plan and business strategies.

Finance includes financial expertise and literacy that is important as it assists the directors in understanding and overseeing the Company’s financial reporting and internal controls.

Risk Management experience is critical to the Board’s role in overseeing the risks facing the Company.

Real Estate experience is crucial in understanding and reviewing the Company’s business and strategies in lending and investments.

Inclusion and diversity are the cultural hallmarks of the Company. We believe that a diverse mix of directors with complementary qualifications, expertise, and attributes brings diverse perspectives that reflects on strong Board practices contributing to the overall oversight responsibility.

Our 12-member Board of Directors consist of 11 members of minority descent and a quarter of the Board seats are held by women.

Risk Management Oversight

The Board is responsible for the oversight of risk management, and it looks to Bancorp’s and its subsidiary Cathay Bank’s management to develop and implement policies, processes, and procedures to appropriately identify, manage, and control risk exposure. The Board’s function is, among other things, to review these policies, processes, and procedures and determine whether they are aligned and integrated with the Board’s corporate strategy and risk tolerance, functioning appropriately, and adequately fostering a culture of risk-adjusted decision making within the organization.

In its oversight role, the Board relies to a large extent on its committee structure. Each of the committees considers the management of risk within the particular area of its responsibility. For example, the Compensation Committee has responsibility for monitoring the performance, and regularly reviewing the design and function of our incentive compensation plans and arrangements and seeks to ensure that they do not encourage executive officers to take unnecessary and excessive risks that threaten our value and do not encourage the manipulation of reported earnings to enhance the compensation of any employee. Separately, the Audit Committee oversees activities performed by the audit and loan review functions of Bancorp. The Chief Internal Auditor of Cathay Bank reports on audit matters directly to Cathay Bank’s Audit Committee, which also evaluates the performance of the Chief Internal Auditor. The Board has delegated the general responsibility for overall risk management oversight to the Risk Committee. The Risk Committee meets periodically with the Chief Risk Officer.

Risk management oversight is also provided through an internal committee of Cathay Bank, which is chaired by Cathay Bank’s Executive Vice President and Chief Risk Officer. This group meets at least quarterly and is responsible for evaluating relevant risk information, implementing appropriate strategies to address risks, and reporting the results to executive management, the Risk and Compliance Committee of the Cathay Bank Board of Directors, the Risk Committee, and the Board.

The Board receives regular reports from its committees, including the Risk Committee, regarding their deliberations and actions, as well as a quarterly report from the Chief Risk Officer of Cathay Bank, and regularly discusses and evaluates the risks we are facing and the effectiveness of actions being taken to monitor and control exposure from such risks. In addition, the independent directors meet at least annually in executive session with Cathay Bank’s Chief Risk Officer, Cathay Bank’s Chief Internal Auditor, and representatives of Bancorp’s independent registered public accounting firm.

Board Committee Structure

The directors of Bancorp are also the directors of Cathay Bank and members of certain of its committees. The Board has five standing committees: Audit Committee, Compensation Committee, Investment Committee, Nomination and Governance Committee, and Risk Committee. Each of these committees has adopted a written charter of which is available on our website at www.cathaygeneralbancorp.com. The following table identifies the current committee membership and the number of meetings held in 2021:

Name	Audit	Compensation	Investment	Nomination and Governance	Risk
Kelly L. Chan	Chair	X		X
Dunson K. Cheng			X		X
Nelson Chung					X
Felix S. Fernandez	X		Chair		X
Maan-Huei Hung		X		X
Jane Jelenko	X			X	Chair
Chang M. Liu
Joseph C.H. Poon		X	X	Chair
Richard Sun	X 1/	Chair		X 1/
Anthony M. Tang
Shally Wang
Peter Wu			X		X
Number of Committee Meetings Held in 2021	9	8	2	5	6

1/	Member since May 2021.

Audit Committee

The Audit Committee oversees Bancorp’s financial reporting on behalf of the Board. It appoints and evaluates Bancorp’s independent auditors, and reviews with the independent auditors the proposed scope of, fees for, and results of the annual audit. It reviews the system of internal accounting controls and the scope and results of internal audits with the independent auditors, the internal auditors, and Bancorp management. It considers the audit and non-audit services provided by the independent auditors, the proposed fees to be charged for each type of service, and the effect of non-audit services on the independence of the independent auditors.

As provided by its charter, the Audit Committee is comprised of three or more directors, and its members must meet the Nasdaq listing standards, the regulations of the SEC, and the requirements of the Federal Deposit Insurance Corporation.

All members of the Audit Committee are “independent” as defined in the Nasdaq listing standards. The Board conducted a review regarding whether any members of the Audit Committee meet the criteria to be considered an “audit committee financial expert” and determined that Mr. Chan, its Chairman, and Ms. Jelenko each qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of the SEC’s Regulation S‑K.

Although the Audit Committee does not have a policy for pre-approving services to be provided by Bancorp’s independent auditors, all services to be provided to Bancorp by its independent auditors are subject to review and approval by the Audit Committee in advance of the performance of the services, provided that the Audit Committee will not approve any non-audit services proscribed by Section 10A(g) of the Exchange Act in the absence of an applicable exemption. The Audit Committee may delegate to a designated member or members of the Audit Committee the authority to approve such services so long as any such approval is reported to the full Audit Committee at its next scheduled meeting. The Audit Committee has not delegated such authority.

Compensation Committee

The purpose of the Compensation Committee is to exercise oversight with respect to the compensation philosophy, policies, practices, and implementation for our executive officers and directors, the administration of our equity-based compensation plans, and the administration of our incentive and other plans for our executive officers. In addition to its risk management responsibilities as described above, the Compensation Committee has responsibility for: (a) establishing our compensation policies and practices with regard to our Chief Executive Officer and the other executive officers; (b) reviewing and approving, at least annually, goals and objectives with respect to the performance of our Chief Executive Officer and the other executive officers; (c) evaluating, at least annually, the performance of our Chief Executive Officer and the other executive officers in light of the corporate goals and objectives and the performance evaluations; and (d) administering our equity-based compensation plans, including making awards and determining the terms and conditions of awards.

As provided by its charter, the Compensation Committee is comprised of at least two members of the Board. Each member of the Compensation Committee is required to be and is an “independent director” and otherwise qualifies as a member of the Compensation Committee under the Nasdaq listing standards; and qualifies as a “non-employee director” under Rule 16b-3(b)(3)(i) promulgated by the SEC under the Exchange Act.

Investment Committee

The Investment Committee oversees Bancorp’s investment and funds management policies at the holding company level. This committee exists alongside the Investment Committee at Cathay Bank.

Nomination and Governance Committee

All members of the Nomination and Governance Committee are “independent” as defined in the Nasdaq listing standards and the Nomination and Governance Committee is comprised of three or more members of the Board. This committee identifies and evaluates candidates qualified to serve as members of the Board and makes recommendations to the Board regarding such candidates. In addition, the committee has the following responsibilities with respect to corporate governance: (a) developing and recommending to the Board a set of corporate governance guidelines, reviewing and reassessing as appropriate the adequacy of any corporate governance guidelines adopted by the Board and recommending any proposed changes to the Board; (b) considering any other corporate governance issues that arise, developing appropriate recommendations for the Board, and addressing matters of corporate governance not otherwise delegated to other committees of the Board; (c) serving in an advisory capacity to the Board on matters of organizational and governance structure; (d) overseeing the implementation of the Board’s annual reviews of director independence; (e) developing and recommending to the Board a process to evaluate performance of the Board and its committees, and implementing and overseeing any process adopted; (f) reviewing and reassessing the adequacy of the various committee charters and recommending any proposed changes to the Board; and (g) assisting the Board in reviewing our senior management development and succession planning. Nominees for this 2022 annual meeting of stockholders were recommended by this committee and unanimously approved by all of Bancorp’s independent directors.

The policy of the Nomination and Governance Committee is to consider candidates properly recommended by our stockholders. In evaluating any such candidates, the Nomination and Governance Committee will consider the criteria described below. Any such recommendations should include the nominee’s name and qualifications for membership on the Board and should be directed to May K. Chan, Secretary, Cathay General Bancorp, 777 North Broadway, Los Angeles, California 90012. In addition, our bylaws permit stockholders to nominate directors for election at stockholder meetings. To nominate a director, stockholders must give timely notice to our Secretary in accordance with our bylaws, which require that the notice be received by our Secretary within the time periods described under “Stockholder Proposals for 2023 Annual Meeting of Stockholders” below.

The Board and the Nomination and Governance Committee consider potential nominees based on such criteria as depth and breadth of relevant experience, intelligence, personal character, integrity, commitment to the community and to Bancorp, knowledge of the business of banking, compatibility with the current Board culture, and prominence—all in the context of the perceived needs of the Board at the point in time of the consideration. Nominees must also be acceptable to banking regulators. Bancorp seeks to ensure that at least a majority of the directors are independent under the Nasdaq listing standards and that members of Bancorp’s Audit Committee meet Nasdaq, SEC, and Federal Deposit Insurance Corporation requirements and that at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC. When an independent director retires, resigns or declines to stand for reelection, the Nomination and Governance Committee generally will seek to identify and recommend to the Board candidates for election by the stockholders or by the Board to fill the vacancy who are independent as appropriate under all applicable standards.

Cathay Bank was founded in 1962 in Los Angeles, California, and is today America’s oldest bank founded by Chinese-Americans. Since that time, it has expanded into metropolitan areas of the U.S. that have substantial Chinese-American populations, as well as established a branch in Hong Kong and a representative office in Shanghai, Taipei, and Beijing. To better serve its customers, many of Cathay Bank’s employees speak both English and one or more Chinese dialects or Vietnamese. As Cathay Bank has grown and expanded, the Board and the Nomination and Governance Committee have been considering greater diversity for the Board, in terms of race, gender, national origin, geography, skills, experience, and/or expertise. While there is no specific policy in place with respect to diversity, a conscious effort has been made, and will continue to be made, to add to the Board otherwise qualified individuals who are representative of diverse backgrounds and experiences.

The process for identifying and evaluating candidates is commenced by the Board upon its determination of a need to nominate a director or fill a new position or vacancy on the Board. At the request of the Board, the Nomination and Governance Committee then seeks to identify potential candidates who meet the specific criteria given by the Board at the time of the request based on input from members of the Board and, if the Board deems appropriate, a third-party search firm.

The process begins with the Nomination and Governance Committee conducting inquiries into the backgrounds and qualifications of such candidates. If the Nomination and Governance Committee determines that a candidate is qualified to serve as a director and that he or she should be recommended to the Board, the Board will then review the recommendation and the accompanying information. If the Board is interested in a proposed candidate, it will designate a member to contact the candidate to discuss the proposed nomination, and determine if the candidate is interested in the nomination and if there is any reason why the Board should not proceed with the nomination. Depending on the outcome, the next step is for the candidate to meet with all members of the Board.

Following these meetings, and using the input from such interviews and the information obtained by the Nomination and Governance Committee, the Nomination and Governance Committee will evaluate whether the candidate meets the requisite qualifications and criteria and should be recommended to the Board. Candidates recommended by the Nomination and Governance Committee are then presented to the Board for selection as nominees for election by the stockholders or by the Board to fill a vacancy. The Nomination and Governance Committee expects that a similar process will be used to evaluate nominees recommended by stockholders.

A summary of the qualifications and reasons considered by the Board in connection with its nomination of each director nominee is set forth above under the section entitled “Proposal One–Election of Directors–Nominees, Continuing Directors, and Executive Officers.”

Risk Committee

The purpose of the Risk Committee is to oversee the risk management practices of our operations. This committee exists alongside the Risk and Compliance Committee at Cathay Bank.

The Risk Committee is responsible for, among other things, documenting, reviewing, and approving, on an oversight basis, our enterprise-wide risk management practices, and overseeing the operation of, on an enterprise wide-basis, an appropriate risk management framework commensurate with our capital structure, risk profile, complexity, activities, size, and other appropriate risk-related factors.

As provided by its charter, the Risk Committee is composed of at least three Board members and is chaired by an independent director. The independent director chair (a) must not be an officer or employee and must not have been an officer or employee during the previous three years, (b) must not be a member of the immediate family, as defined in Regulation Y, of a person who is, or has been within the last three years, an executive officer, as defined in Regulation O, and (c) must be an independent director under Item 407 of the SEC’s Regulation S-K.

Stock Ownership of Directors

Our Corporate Governance Guidelines provide that directors should hold shares of our common stock with a value equal to two times the amount of the annual cash retainer paid to directors as of March 15, 2012, or the date the director is elected to the Board, whichever is later. It further provides that directors should achieve such holdings within five years of joining the Board or, in the case of directors serving at the time the Guidelines were first adopted, within five years of March 15, 2012. As of March 25, 2022, we believe all directors meet such holding requirements.

Compensation of Directors

The directors of Bancorp are also the directors of Cathay Bank’s board of directors (“Bank Board”) and members of certain of its committees.

For 2021, with the exception of Anthony M. Tang and Peter Wu as discussed below, each director who was not also a full-time officer of Bancorp or Cathay Bank was paid an annual retainer of $55,000 payable on a monthly basis in cash and a fee of $750 for each committee or special meeting of Bancorp or Cathay Bank or executive session of independent directors attended. No fee is paid for regular bimonthly meetings of the board of directors of Bancorp or Cathay Bank. Board and Bank Board committee meetings that are held on the same day count only as one meeting, except for the Audit Committee and the Bank Board’s Audit Committee. In addition, the following annual retainers were paid: $24,000 to the Lead Independent Director of Bancorp, $15,000 to the chair of the Audit Committee, $15,000 to the chair of the Bank Board’s Credit Committee, and $10,000 to the chairs of all other Board or Bank Board committees other than the chairs of the Bank Board’s Audit Committee, Investment Committee, and Risk & Compliance Committee who only received retainers for their service as the respective chairs of the Board’s Audit Committee, Investment Committee, and Risk Committee. Bancorp and Cathay Bank reimburse directors for out-of-pocket expenses incurred in attending meetings of the boards and committees and in traveling on company business. The Compensation Committee advises the Board on director compensation.

In April 2021, the Compensation Committee awarded each of the non-employee directors and Anthony M. Tang and Peter Wu, who are employee directors, shares of common stock of Bancorp with a target value of $85,000 based on the closing price on April 15, 2021, as additional compensation for their service as directors on the Board and its committees.

In addition to the awarded shares stated above, Anthony M. Tang was paid a base salary of $180,000 for his service as Vice Chairman of the Board of Bancorp and the Board of Cathay Bank, an annual retainer as chair of the Bank Board’s Credit Committee, an annual retainer as a director, and committee meeting attendance fees.

In addition to the awarded shares stated above, Peter Wu was paid a base salary of $200,000 for his service as Vice Chairman of the Board of Bancorp and the Board of Cathay Bank, an annual retainer as a director, and committee meeting attendance fees.

Our Corporate Governance Guidelines provide that the Board may make other exceptions to the policy that a director who is also an officer or employee of Bancorp shall not receive additional compensation for such services as a director.

Director Compensation

The following table sets forth for 2021 a summary of the compensation paid to all directors who were not also a Named Executive Officer:

Name	Fees earned or paid in cash ($)		Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation1/ ($)	Total ($)
Kelly L. Chan	100,000		84,971	—	—	—	—	184,971
Michael M.Y. Chang 2/	50,596	3/	84,971	—	—	—	—	135,567
Nelson Chung	94,750		84,971	—	—	—	—	179,721
Felix S. Fernandez	132,500		84,971	—	—	—	—	217,471
Maan-Huei Hung	77,500		84,971	—	—	—	—	162,471
Jane Jelenko	98,750		84,971	—	—	—	—	183,721
Joseph C.H. Poon	85,250		84,971	—	—	—	—	170,221
Richard Sun	122,000		84,971	—	—	—	—	206,971
Anthony M. Tang	294,250	4/	84,971	—	—	—	9,000	388,221
Shally Wang 5/	37,356		—	—	—	—	—	37,356
Peter Wu	312,750	6/	84,971	—	—	—	10,000	407,721

1/

The amount in this column consist of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded if the aggregate amount of such compensation was less than $10,000. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and is generally available to all salaried employees.

2/	Mr. Chang retired from his directorship on May 17, 2021.

3/

This amount consists of committee meeting attendance fee of $22,500, partial annual retainer fee of $20,644 as a director of Bancorp and Cathay Bank and $7,452 as Director Emeritus from May 18, 2021 to December 31, 2021.

4/

This amount consists of $180,000 for Mr. Tang’s services as Vice Chairman of the Board of Bancorp and Cathay Bank, a retainer fee of $55,000 as a director of Bancorp and Cathay Bank, an annual retainer fee of $15,000 as chair of the Bank Board Credit Committee, and committee meeting attendance fees of $44,250.

5/	Ms. Wang has been a director since May 17, 2021.

6/

This amount consists of $200,000 for Mr. Wu’s services as Vice Chairman of the Board of Bancorp and Cathay Bank, an annual retainer fee of $55,000 as a director of Bancorp and Cathay Bank, and committee meeting attendance fees of $57,750.

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis (“CD&A”) is intended to provide information relevant to an understanding of our executive compensation program, philosophy and objectives, our process for making compensation decisions, and our executive compensation components. We also address the factors most relevant to an understanding of our compensation policies and decisions regarding the 2021 compensation for each of the Named Executive Officers.

Named Executive Officers (“NEOs”)

For 2021, the Named Executive Officers of the Company were:

●	Chang M. Liu—President and Chief Executive Officer of Bancorp and Cathay Bank

●	Heng W. Chen—Executive Vice President and Chief Financial Officer of Bancorp and Cathay Bank

●	Dunson K. Cheng—Executive Chairman of Bancorp and Cathay Bank

●	Kim R. Bingham —Executive Vice President and Chief Risk Officer of Cathay Bank

●	Mark H. Lee —Executive Vice President and Chief Credit Officer of Cathay Bank

Objectives of

Our Executive Compensation Program

It is our policy to build stockholder value by attracting, motivating, and retaining capable executive management and other key personnel for the purpose of achieving our business goals. We seek to implement this policy, in part, through our executive compensation program.

We believe that an effective executive compensation program is one in which executive officers receive compensation that is competitive with the practices of other financial institutions in our market area, but which at the same time ties compensation to our financial and operating performance and does not encourage the taking of unnecessary and excessive risk or encourage the manipulation of reported earnings. In addition, we believe that individual compensation should be based on the experience, performance, and responsibility level of the executive officers and their contributions towards the achievement of our business goals.

Further, we believe that an effective executive compensation program is one that is designed to align the interests of our executive officers with those of our stockholders through both cash and equity-based incentive compensation that rewards performance as measured against the achievement of our annual, long-term, and strategic goals.

Accordingly, our executive compensation program consists of cash and non-cash components, all of which are intended to work together to help fulfill the objectives of our compensation policy, which are to:

●	attract, motivate, and retain capable executive management and other key personnel;

●	optimize the individual performance of our executive officers and our financial and operating performance;

●	align the interests of our executive officers with those of our stockholders and link specific performance to the overall quality and sustainability of our performance and profitability;

●	ensure that we are not unnecessarily exposed to risks or to the manipulation of our reported earnings;

●	more closely reflect programs that can be utilized on an ongoing basis; and

●	provide incentives that appropriately balance risk and reward, are commensurate with prudent risk-taking, and are compatible with effective controls and risk‑management.

We seek to combine these compensation components, which are described below, in such a way as to best achieve these objectives.

2021 Performance

2021 was a very strong year for the Company.The following are highlights of our financial performance for 2021:

●	Net income increased to a record level of $298.3 million from $228.9 million in 2020.

●	Diluted earnings per share (“EPS”) increased to a record level of $3.80 from $2.87 in 2020.

●	Total gross loans increased by $698.1 million, or 4.5%, to $16.3 billion as of December 31, 2021, compared with $15.6 billion as of December 31, 2020.

●	Total deposits increased by $1.9 billion, or 12.1%, to $18.1 billion as of December 31, 2021, from $16.1 billion as of December 31, 2020.

●	Efficiency ratio for 2021 was 43.92%, compared to 47.65% for 2020.

●	Net interest margin for 2021 increased to 3.22%, compared to 3.12% in 2020.

Total shareholder return for 2021 was 37.7%.

2021 Executive Compensation Highlights

The following are significant developments with respect to our 2021 executive compensation decisions:

●	Base salary adjustments as of April 1, 2021 were 0% for Mr. Cheng, and approximately 2% for Messrs. Liu, Chen, Bingham, and Lee.

●

The Compensation Committee continued to implement the bonus plan adopted in 2017 that is applicable to officers. As described in more detail below, the bonus plan is based on EPS, return on assets (“ROA”), and individual performance, and provides explicit formulas by which performance against these three metrics is assessed in determining the annual bonus.

●	Bonuses were determined in March 2022 based on 2021 performance. Reflecting the Company's strong EPS and ROA performance, bonuses were awarded above target levels, as described below.

●

The Compensation Committee continued to implement the long-term incentive (“LTI”) plan structure adopted in December 2016, which provided that LTI would be awarded in the form of RSUs and that 50% of the awards would be earned based on EPS over a three-year performance period beginning January 1, 2021, 25% would be earned based on Bancorp’s total shareholder return (“TSR”) compared to comparable banks over that period and the remaining 25% would be earned based on Bancorp’s return on assets compared to comparable banks over that performance period. As described below, LTI awards were made to the Named Executive Officers on July 22, 2021.

Components of Our 2021

Executive Compensation Program

The Compensation Committee believes that the design of our executive compensation program provides a proper balance among the key components, which are:

●	competitive base salaries,

●	short-term bonuses, and

●	long-term equity incentives.

In addition, we provide our executive officers with:

●	retirement benefits under a 401(k) plan and an employee stock ownership plan for employees who met their eligibility requirements prior to January 2003,

●	life, health, dental, disability, and medical reimbursement plans, and

●	perquisites and other personal benefits.

Each of these components serves as a means to achieve one or more of the objectives of our executive compensation program. The Compensation Committee does not follow rigid formulas for allocating compensation among these various components. Instead, it utilizes its judgment, taking into account our safety and soundness, as well as consideration of our business objectives, fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive pay practices and trends, and regulatory requirements.

We describe below each of these components and how determinations are made by the Compensation Committee under our compensation program for our executive officers. The specific amounts paid or awarded to our Named Executive Officers for 2021 and the rationale are set forth below under “Compensation Decisions for Named Executive Officers.”

Base Salaries

We provide our executive officers with a base salary to compensate them for services rendered during the year and to attract, motivate, and retain them. The Compensation Committee does not apply any fixed formula for setting base salaries for our executive officers. Instead, it considers a wide range of factors. In particular, the Compensation Committee considers our overall financial and operating performance and profitability, and its evaluation of each executive officer’s individual performance and contribution toward such overall performance and profitability. Our overall performance and profitability is determined, without any quantified targets or particular weighing, with reference to financial factors such as net income, EPS, return on average assets, return on average stockholders’ equity, efficiency ratio, and percentage increase or decrease in total assets, loans, and deposits.

The evaluation of each executive officer’s individual performance involves consideration of such factors as the significance of the executive officer’s services, level of responsibility, changes in those responsibilities, and the achievement of individual performance goals or completion of any strategic initiatives and special projects or assignments that may have been set from year to year, without any particular weight being assigned to these factors. As part of this evaluation, the Compensation Committee may consider the executive officer’s individual skills, experience, length of service, and compensation levels in past years, not only in relation to the individual’s performance in those years compared with the current year, but also in relation to competitive employment opportunities for that individual. Consideration is also given to changes in the cost of living.

The Compensation Committee also takes into consideration the base compensation of executive officers in equivalent positions at banks and bank holding companies similar to Cathay Bank and Bancorp. We believe it is helpful to consider comparative market information about compensation paid to executive officers of other companies in our business and geographic marketplace that seek similarly skilled and talented executives. We want to be able to retain our executive officers and, accordingly, we take into consideration publicly available information about compensation paid to executive officers at other financial institutions in making our compensation decisions. However, we do not establish compensation levels based on benchmarking and we do not attempt to maintain a certain target percentile within any peer group to determine compensation. We view information on pay practices at other institutions as relevant to a general understanding of the market and for assessing the competitiveness and reasonableness of our executive compensation program.

Salary levels are typically considered in March as part of our employee performance review process. Salary levels may also be reviewed and adjusted for an executive officer pursuant to a promotion or change in job responsibility or for special retention purposes. The Compensation Committee does not set any target range or apply any formulas or any particular minimum or maximum percentages. Instead, it considers the base salary increases on a case-by-case and year-by-year basis applying the factors set forth above. When permitted by law, the Compensation Committee takes into consideration the compensation history of the executive officers and will observe past ranges for reference and guidance without being bound or limited by them.

Cash Bonuses

The Compensation Committee adopted, effective January 1, 2014, an Executive Officer Annual Cash Bonus Program, as amended on December 14, 2017 and March 15, 2018 (the “Bonus Program”), pursuant to which our executive officers may be entitled to cash bonus awards that constitute cash awards under our 2005 Incentive Plan, as amended and restated effective May 18, 2015 (the “2005 Incentive Plan”). The purpose of the Bonus Program is to attract, motivate, and retain capable executive management and other key personnel by providing incentives that are commensurate with prudent risk taking, that do not pose a threat to safety and soundness, and that seek to link compensation to our overall strategic goals. To determine a participant’s bonus award, the Compensation Committee may establish for a “program year” company-wide financial criteria, including the achievement of quantifiable financial metrics (e.g., EPS, ROA, loan growth, deposit growth, and efficiency ratio) and metric and/or nonmetric individual or department-wide performance goals. Following completion of a program year, the Compensation Committee determines the extent to which the financial criteria and performance goals for each participant have been achieved or exceeded and the amount of the bonus award to be paid. The Bonus Program sets forth factors the Compensation Committee should take into account in determining financial criteria and performance goals and the circumstances in which the results and bonus awards may be adjusted, taking into account safety and soundness and risk-management. Any bonus awards are subject to a three-year clawback provision, whereby under specified circumstances some or all the amounts paid may be recovered or the value recouped.

Equity Incentives

The 2005 Incentive Plan permits us to grant stock options, stock awards (including shares, RSUs, stock appreciation rights, stock units and other similar awards), and cash awards.

Equity awards under the 2005 Incentive Plan compensate eligible participants for their contributions to our business and encourage them to exert maximum efforts for our success by providing them with an opportunity to benefit from increases in the value of our common stock, thereby aligning the interests of the participants with those of our stockholders. As such, the awards serve as an incentive and reward for the achievement of our long-term business goals and a means to attract, motivate, and retain key personnel.

The Compensation Committee has authority to determine the number and type of equity awards for executive officers and other employees. Awards are generally based on a qualitative analysis of the individual’s performance and our overall performance and profitability, taking into account the factors discussed above under “Base Salaries” and “Cash Bonuses.” For general reference purposes only, the Compensation Committee also will consider the size of awards made in the past to each individual and also generally refer to the size of awards made at other banks and bank holding companies of comparable size and complexity. Consideration is also given to the estimated dilutive effect of such awards on our stockholders.

For the past several years, the equity incentive awards made by the Compensation Committee have been in the form of RSUs. For the executive officers including the Named Executive Officers, other than any equity incentive awards awarded in connection with the Bonus Program, the vesting of these RSUs has been based on performance, which currently consists of (1) EPS, (2) TSR compared to comparable banks, and (3) ROA as compared to comparable banks.

Awards generally have been made at Compensation Committee meetings where the intent to issue awards has been specified in advance of the actual meeting. Awards are also made on occasion during the year to newly hired or newly promoted officers or for special retention purposes. Such awards for new hires, promotions, and retention become effective on the date of approval of the award by the Compensation Committee. All awards are made at or above the fair market value of our common stock as quoted on the Nasdaq Global Select Market.

Retirement and Other Benefits

Bancorp’s primary retirement plan is the 401(k) Profit Sharing Plan, which is available to salaried employees of Cathay Bank who have completed one month of service and have attained the age of 21. Participants can contribute up to 75% of their eligible compensation for the year (subject to Internal Revenue Code limits). Cathay Bank matches 100% on the first 5% of eligible compensation contributed per pay period. The vesting schedule for the matching contribution is 0% for less than two years of service, 25% after two years of service and from then on, at an increment of 25% each year until 100% is vested after five years of service. Effecitve October 1, 2021, the 401(k) Profit Sharing Plan was amended to shorten the vesting of matching contribution. For participants hired prior to the effective date, the matching contribution is 100% beginning the third year of service, and for participants hired after the effective date is 0% for less than three years of service and 100% vested thereafter.

In addition, Cathay Bank maintains the Bank Employee Stock Ownership Plan Trust, under which a participant’s benefits consist of cash (or cash equivalents) and shares of our common stock allocated to the participant. We have not made contributions since 2004, and do not expect to make any contributions in the future.

We also provide group life, health, dental, disability, and medical reimbursement plans that do not discriminate in scope, terms, or operation in favor of our executive officers and that are generally available to all salaried employees.

Our executive officers are eligible to participate in all of these plans on the same terms as other employees.

Perquisites and Other Personal Benefits

We provide our executive officers with perquisites and other personal benefits that the Board and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers. Currently, these perquisites consist primarily of automobile expenses and club memberships. For 2021, the aggregate amount of perquisites and other personal benefits provided to our Named Executive Officers was less than $10,000 each, except for our Executive Chairman, Dunson K. Cheng.

Establishing Our Executive Compensation

Role of Compensation Committee

The Compensation Committee, which is comprised of independent directors, exercises oversight with respect to the compensation philosophy, policies, practices, and implementation for our executive officers and directors. For information relating to the composition and responsibilities of the Compensation Committee, see “Compensation Committee” under section “Board of Directors and Corporate Governance” above.

The Chief Executive Officer and the Compensation Committee review the performance of each executive officer (other than the Chief Executive Officer and the Executive Chairman). The conclusions reached and recommendations made based on these reviews, which include salary adjustments, cash bonuses and equity awards, are then taken into account by the Compensation Committee as it makes decisions about compensation of the executive officers. With respect to the Chief Executive Officer and the Executive Chairman, the Compensation Committee reviews and approves the corporate goals and objectives relevant to the Chief Executive Officer’s and Executive Chairman’s compensation, evaluates the Chief Executive Officer’s and Executive Chairman’s performance against those objectives, and approves the Chief Executive Officer’s and Executive Chairman’s compensation based on those evaluations. Neither the Chief Executive Officer nor the Executive Chairman participates in any deliberations or voting regarding his own compensation.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel, or such other advisors to the Compensation Committee as it, in its sole discretion, deems necessary or advisable to assist it in carrying out its responsibilities. The Compensation Committee is responsible for the appointment, compensation, and oversight of the work of any such compensation consultant or other advisor. Before selecting an advisor or receiving advice, other than from our in-house counsel, the Compensation Committee makes inquiry and assesses the responses to determine whether there are any potential conflicts of interest. In making its determinations with respect to compensation, the Compensation Committee also has access to and seeks input from senior management, the Lead Independent Director, and other directors, as well as receiving administrative support and advice from the Chief Financial Officer, the General Counsel, the Director of Human Resources of Cathay Bank, the Chief Risk Officer of Cathay Bank, our senior risk officers, and representatives of other departments of Cathay Bank.

Compensation Consultant

The Compensation Committee has retained Frederic W. Cook & Co., Inc. (“FWC”) as its compensation consultant. FWC reports directly to the Compensation Committee. Management has not retained its own compensation consultant. The Compensation Committee has conducted an inquiry and assessment with respect to FWC, and determined that it is independent of management, provides no other services to us or to management, has in place policies and procedures designed to prevent conflicts of interest, and has no conflicts of interest in acting as a compensation consultant to the Compensation Committee.

As part of its engagement, FWC informs the Compensation Committee on practices and trends in executive compensation in the banking sector and current guidelines on executive compensation of proxy advisory firms, and provides compensation data with respect to comparable financial institutions. FWC has assisted the Compensation Committee in numerous areas, including (a) structuring our equity compensation program, (b) assessing whether our incentive compensation program will be commensurate with prudent risk-taking and links specific performance to the overall quality and sustainability of our performance and profitability, and (c) reviewing the CD&A in our proxy statements.

FWC was consulted by the Compensation Committee as to how annual and long-term incentives might be structured and, in particular, with respect to the design of the Bonus Program and of the performance-based RSUs that are awarded by the Compensation Committee. In awarding the performance-based RSUs, the Compensation Committee also consulted with FWC as to the tax and accounting treatment of the units compared to other forms of equity awards, the vesting provisions in the case of events such as death, disability, retirement, and change in control, and the range and scope of clawbacks. The amounts of the cash bonus and RSU awards were ultimately determined by the Compensation Committee.

Peer Group

As part of its engagement, FWC has advised the Compensation Committee in its selection of a group of peer companies (“Peer Group”) for purposes of assessing the competitiveness of executive compensation and performance. In the fall of 2020, FWC reviewed the peer group adopted in 2019 and recommended no changes other than the elimination of Opus Bank, which had been acquired. The Compensation Committee accepted FWC’s recommendation.

As of December 31, 2021, total assets for the Peer Group ranged from $9.4 billion to $60.8 billion, and market capitalization ranged from $1.2 billion to $11.2 billion. By comparison, our total assets were $20.9 billion and our market capitalization was $3.2 billion, which placed us at the 36th and 47th percentiles compared to the Peer Group. The Peer Group consisted of the following 18 companies:

•	Associated Banc-Corp
•	Banc of California
•	Bank of Hawaii Corporation
•	Berkshire Hills Bancorp
•	Boston Private Financial Holdings, Inc.
•	Columbia Banking
•	CVB Financial Corp.
•	East West Bancorp, Inc.
•	First Financial
•	First Midwest Bancorp
•	Hope Bancorp, Inc.
•	Pacific Premier
•	PacWest Bancorp
•	Pinnacle Financial Partners, Inc.
•	Prosperity Bancshares, Inc.
•	Umpqua Holdings Corporation
•	Valley National Bancorp
•	Western Alliance Bancorporation

FWC again reviewed Bancorp’s peer group in the fall of 2021. The only recommended change was to remove Boston Private Financial Holdings, Inc., which had been acquired, and to replace it with Independent Bank. The Compensation Committee accepted FWC’s recommendations.

Compensation Decisions for Named Executive Officers

During 2021, the Compensation Committee held eight meetings to discuss, review, and/or deliberate our compensation program and the appropriate levels of compensation for the executive officers. As discussed in this CD&A and elsewhere in this proxy statement, the Compensation Committee, consistent with its charter and the objectives of our compensation program, reviewed and considered relevant information available to it in making its compensation decisions.

Base Salaries. On March 3, 2021, the Compensation Committee met to consider adjustments to the base salaries for each of our Named Executive Officers, effective April 1, 2021. The resulting salary increases were 0% for Mr. Cheng, and 2% for Messrs. Liu, Chen, Bingham, and Lee. The annual base salaries for the Named Executive Officers before adjustment and after adjustment are as follows:

Name	Annual Base Salary Before Adjustment ($)	Annual Base Salary After Adjustment ($)
Chang M. Liu	700,000	714,000
Heng W. Chen	506,000	516,000
Dunson K. Cheng	824,000	824,000
Kim R. Bingham	378,000	386,000
Mark H. Lee	349,000	356,000

In making its determination of merit increases, the Compensation Committee took into consideration the executive compensation reports prepared by FWC, the peer analysis, the personal ratings and performance for each of the executive officers.

Bonuses. The bonus structure for 2021 was generally based on the bonus structure adopted in 2017.

The bonus program has the following characteristics:

●	A target bonus percentage was set as a percentage of base salary for each executive. The target bonus percentages were: Mr. Liu—100%; Mr. Chen—75%; Mr. Cheng—100%; Mr. Bingham—70%; and Mr. Lee—70%.

●

The target bonus was based upon achievement of (1) financial targets consisting of an EPS target and ROA target, and (2) achievement of individual/departmental goals, as set forth in the following chart:

Name	EPS Percentage	ROA Percentage	Individual / Departmental Goal Percentage
Chang M. Liu	56%	24%	20%
Heng W. Chen	49%	21%	30%
Dunson K. Cheng	56%	24%	20%
Kim R. Bingham	35%	15%	50%
Mark H. Lee	35%	15%	50%

●

For each metric, the bonus structure provides for a range of payouts based upon achievement against the goal, as set forth in the following chart (the minimum and maximum payouts with respect to EPS and ROA are based on performance 25% below and 25% above target):

	EPS Goal	ROA Percentage	Performance Rating with Respect to Individual / Departmental Goal
Payout of 50% of Target	$2.54	1.05%	2.5
Target Payout of 100%	$3.39	1.40%	3.25
Maximum Payout of 150%	$4.24 or greater	1.75% or greater	4.75 or greater

With respect to the EPS and ROA goals, there was no bonus payout for performance below the 50% payout level. With respect to the individual/departmental goals component, there is a 25% payout for a rating of 2 or greater but below 2.5 and below a 2.0 rating there is no payout. With respect to the EPS and ROA goals, payout occurs on an interpolated basis for performance between threshold and target and between target and maximum. With respect to the performance rating component, the payout percentage advances in steps, i.e. a performance rating from 3.25 to below 3.75 would result in a 100% payout, a rating from 3.75 to below 4 would result in a 110% payout, etc.

By way of illustration, if an executive’s base salary were $100,000, the target bonus was 80%, the EPS, ROA, and individual/departmental percentages were 50%, 20%, and 30% respectively, and the percentages of achievement were 90%, 100%, and 110% respectively, a bonus of $78,400 would have been payable, computed as:

	EPS	ROA	Individual / Departmental Goal
Amount of Target Bonus	$40,000	$16,000	$24,000
Payout Percentage	90%	100%	110%
Payout	$36,000	$16,000	$26,400
Total Payout	$78,400

With respect to 2021, the EPS and ROA goals were achieved at $3.80 and 1.52%, both of which were significantly above the target levels of $3.39 and 1.40%, resulting in payout percentages of 124.19% for the portion of each NEO's bonus based on EPS and 117.14% for the portion based on ROA. All NEOs received performance ratings between 3.25 and 3.75, resulting in a payout percentage of 100% for that portion of the bonus.

Based on the methodology described above, the following bonus amounts were determined to be awarded to the Named Executive Officers:

Name	Amount of Total Bonus ($)
Chang M. Liu	$840,100
Heng W. Chen	$458,400
Dunson K. Cheng	$969,500
Kim R. Bingham	$300,000
Mark H. Lee	$276,700

Finally, it was determined that, due to the deduction limits of section 162(m) of the Internal Revenue Code, which generally disallows deductions to the extent an NEO has compensation in excess of $1 million in a year, it would be tax advantageous to Bancorp if a portion of the bonus payments for Mr. Liu was paid in 2021 because they would be deductible if paid in 2021, but not paid in 2022. Accordingly, a portion of his 2021 bonus ($104,991) was paid on December 10, 2021.

Chang M. Liu

Mr. Liu’s individual/departmental goals include driving the Bank’s business units and operations toward achieving the Bank’s business plan; driving down the Bank’s cost of funds/deposits; focusing on consistent and quality loan growth with a higher growth rate for commercial and industrial loans; using automation/process to gain efficiency for multiple departments throughout the bank; improving and increasing employee and client engagement; and updating and reviewing succession planning with the Human Resources Department and continuing to hire high caliber employees capable of successor roles to various management positions.

Heng W. Chen

Mr. Chen’s individual/departmental goals included efforts with respect to supervising preparation of the capital plan; managing capital through acquisitions, dividends, and possible stock buybacks; maintaining an active investor relations program; complying with applicable financial and regulatory reporting requirements; supervising the treasury function; and assisting in implementing the new Current Expected Credit Losses (CECL) accounting standard model, including development and documentation of key controls.

Dunson K. Cheng

Mr. Cheng’s individual/departmental goals included managing the challenges caused by COVID-19 and its impact on the Company's financial position, succession planning, CEO mentoring, digital transformation, and assisting management in achieving a successful completion of the acquisition of HSBC’s West Coast mass retail market consumer banking and retail business banking businesses.

Kim R. Bingham

Mr. Bingham’s individual/departmental goals included addressing any regulatory recommendations relating to departments reporting to him; improving the overall maturity level of the Bank’s risk management functions; improving cost efficiencies and oversight on the monitoring systems for the Bank Secrecy Act and anti-money laundering through a combination of process automation, addition of software tools and other means; implementing certain new software systems in replacement of existing systems; and reorganizing the Information Security Department to improve certain of its functions.

Mark H. Lee

Mr. Lee’s individual/departmental goals included goals with respect to adversely graded asset ratios; nonperforming loan ratios; credit administration turnaround; operating expenses; and actions in connection with any regulatory recommendations.

Equity Incentives

Structure of Equity Incentives

The Compensation Committee has determined to award long term incentive awards to the Named Executive Officers in the form of performance-based RSUs, using performance metrics that the Compensation Committee believes results in a strong alignment of investor and executive interests. Each executive is granted a target number of RSUs for each award type that is based on an approved dollar value, which would then be converted to an amount of RSUs, based on accounting values, which in the case of the TSR-based RSUs, uses the Monte-Carlo valuation model. In developing the program, the Compensation Committee considered the tax and accounting treatment of performance share units compared to other forms of equity awards, the vesting provisions in the event of death, disability or retirement or a change in control, and the range and scope of clawbacks.

If target performance is achieved, each RSU generally represents the right to receive one share of our common stock at the end of the performance period, subject to adjustment. Performance above the target generally results in payment of additional shares and performance below the target generally results in payment of fewer or no shares. The performance period for the RSU awards is three years. The metrics for the awards consisted of (1) an absolute EPS metric, (2) a TSR metric based on stock price growth plus dividends, relative to the companies in the KBW Regional Bank Index over the performance period, and (3) an ROA metric based on ROA relative to the companies in the KBW Regional Bank Index over the performance period. The Compensation Committee chose these metrics because it concluded that successful performance against these metrics would align well with increases in long-term stockholder value. The value of the awards is split approximately 50/25/25 among these three metrics with the EPS metric being 50%.

The number of target RSUs will be increased to the extent that dividends are paid on our common stock, as if reinvested on the ex-dividend date in additional shares. If a “change in control,” as defined in the award agreement, occurs before the end of the performance period, a number of the target RSUs based on EPS or TSR or ROA may be earned depending on the timing of change in control and whether the RSUs are assumed by a public company. All the RSUs earned will be fully vested, and distribution of shares will commence generally within 90 days following the end of the performance period, provided the Named Executive Officer remains continuously employed through the performance period. Special provisions will apply if a Named Executive Officer dies, incurs a “total and permanent disability” or terminates employment on account of “retirement” as these terms are defined in the award agreement. Provision is made for cancellation of RSU awards or repayment under certain circumstances. In the event a restatement of our financial results occurs, up to 50% of the aggregate awards for that individual can be forfeited or cancelled, whether or not such units are vested. If a distribution of shares has already occurred, provision is made for the surrender of up to 50% of the total shares received or, if shares have been sold, repayment of the proceeds, but in no event more than 50% of the aggregate fair market value of all shares received by the employee pursuant to the award agreements.

RSUs Awarded in July 2021

The Compensation Committee granted RSUs to all NEOs on July 22, 2021. The grant values were as follows:

Name	September 2021 LTI Grant
Chang M. Liu	$ 1.430 million
Heng W. Chen	$ 0.550 million
Dunson K. Cheng	$ 1.590 million
Kim R. Bingham	$ 0.340 million
Mark H. Lee	$ 0.314 million

Reflecting the 50/25/25 split in value, these NEOs received the following RSUs:

Name	EPS RSUs	TSR RSUs	ROA RSUs
Chang M. Liu	19,546	9,197	9,773
Heng W. Chen	7,517	3,537	3,758
Dunson K. Cheng	21,733	10,226	10,866
Kim R. Bingham	4,647	2,186	2,323
Mark H. Lee	4,291	2,019	2,145

In considering the award of performance-based RSUs, the Compensation Committee reviewed materials prepared by FWC, including an analysis of the base salaries, target bonus opportunities, long-term incentives, and total compensation of our NEOs, compared with proxy statement data for our Peer Group and survey data covering the banking industry.

The Compensation Committee discussed an analysis of EPS for the three-year performance period and used a projected cumulative EPS for that period to establish a target EPS for the three-year performance period ending December 31, 2023.

The target EPS, in the opinion of the Compensation Committee, reflects reasonable earnings growth over the performance period and will not involve excessive risk to achieve. If the actual cumulative EPS for the three-year period equals the target, 100% of the RSUs will be earned and will be scaled up to 150% of the units if the actual cumulative EPS is up to 15% or more than the target. If the actual cumulative EPS is less than 100%, but not more than 15% below the target, the number of units earned will be scaled down to 50%. If the actual cumulative EPS is more than 15% below the target, none of the RSUs will be earned.

For the awards based on TSR, the number of earned RSUs will be determined by comparing our TSR from the award date to the end of the three-year performance period ending December 31, 2023, with the TSR of each of the companies in the KBW Regional Bank Index over the performance period. For purposes of computing TSR, the beginning stock price will be the average stock price over the 20 trading days ending on the award date and the ending stock price will be the average stock price over the 20 trading days ending on the last day of the performance period. If our TSR over the performance period is below the 30th percentile when ranked against each of the peer companies, no RSUs will be earned. If the ranking is equal to the 30th percentile, 50% of the target RSUs will be earned. To the extent that our TSR is ranked above the 30th percentile, the number of earned target RSUs will be scaled up to 150% of the target restricted stock units for performance at or above the 70th percentile, so that 100% of the target RSUs will be earned for performance at the 50th percentile.

For the awards based on ROA, the number of earned RSUs will be determined by comparing our ROA for the three-year performance period ending December 31, 2023 with the ROA of each of the companies in the KBW Regional Bank Index over the same period. For this purpose, ROA will consist of the average ROA over the three years. If our ROA over the performance period is below the 30th percentile when ranked against each of the peer companies, no RSUs will be earned. If the ranking is equal to the 30th percentile, 50% of the target RSUs will be earned. To the extent that our ROA is ranked above the 30th percentile, the number of earned target RSUs will be scaled up to 150% of the target RSUs for performance at or above the 70th percentile, so that 100% of the target RSUs will be earned for performance at the 50th percentile.

Payout of 2019 Long-Term Equity Incentives

The performance period for the long-term equity incentives awarded in July 2019 ended December 31, 2021. With respect to the awards based on EPS, the payout percentage was 77.443%. With respect to the awards based on TSR, the Company’s ranking among the 40 companies was 16th, resulting in a percentile ranking at the 62nd percentile, and the payout percentage was 129%. With respect to the awards based on ROA, the Company’s ranking among the 40 companies was 8th, resulting in a percentile ranking at the 82nd percentile, and the payout percentage was 150%.

Vesting in the 2019 awards required service through January 31, 2022. Accordingly, the 2019 awards are shown as outstanding in the Outstanding Equity Awards at Fiscal Year-End table and are not shown in the Stock Vested table.

Risk Assessment

In June 2010, the federal regulatory agencies, including the Federal Reserve Board, the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, jointly issued the “Guidance on Sound Incentive Compensation Policies,” which is based on the following three principles that are to be incorporated in incentive compensation practices:

•	incentive compensation arrangements should balance risk and financial results in a manner that does not encourage employees to expose their organizations to imprudent risks;

•	a banking organization’s risk-management processes and internal controls should reinforce and support the development and maintenance of balanced incentive compensation arrangements; and

•	banking organizations should have strong and effective corporate governance to help ensure sound compensation practices.

In February 2014, the Board adopted an Incentive Compensation Policy to assist the Compensation Committee in complying with the Guidance, and adopted procedures by management to implement the policy.

Our Compensation Committee meets on an annual basis with our Chief Financial Officer, our senior risk officers, namely the Chief Risk Officer of Cathay Bank, Director of Human Resources of Cathay Bank, and our General Counsel, to review our compensation plans and evaluate the risks, both long-term and short-term, that we face. We conduct a regular review of the business units to identify and examine risks that may be posed to us and our safety and soundness. As set forth in its charter, the Compensation Committee monitors the performance, and regularly reviews the design and function of our incentive compensation plans and arrangements to ensure that they do not encourage our executive officers to take any unnecessary or excessive risks that threaten our value, to identify features that could pose risks to us and limit those features to ensure that we are not unnecessarily exposed to risks, and to eliminate any features that would encourage the manipulation of our reported earnings to enhance the compensation of any employee. Among the matters considered are the balance between base and incentive compensation, between cash and equity compensation, and between service-based and performance-based compensation; whether performance goals are realistic and the maximum payout opportunities are reasonable; and whether awards are subject to a clawback. More specifically, in consultation with the senior risk officers, the Compensation Committee determines whether the amounts of the base salaries, the short-term cash bonuses and the LTI awards, both performance-based and time-based, for our executive officers appropriately balance risk and reward and do not encourage taking unnecessary and excessive risks or encourage the manipulation of reported earnings.

Additional Information Relating to

Executive Compensation

Ownership Guidelines

Our Corporate Governance Guidelines provide that our Chief Executive Officer shall hold shares of our common stock with a value equal to three times the amount of his or her annual base salary. We do not require any other officer to maintain a minimum ownership interest in our stock. We believe our stock ownership requirements for the Chief Executive Officer, as well as our directors, further align the interests of the Chief Executive Officer and our directors with those of our stockholders by requiring them to hold substantial equity in Bancorp. Until the stock ownership requirements are met, the Chief Executive Officer may not sell, assign, transfer, or pledge any of our common stock.

Compensation Recovery Policy

A compensation recovery policy (or “clawback”) generally provides that bonuses or other incentive compensation awards are subject to forfeiture and recovery if such payments or awards were made based on materially inaccurate financial statements.

All outstanding performance-based RSUs awarded to executive officers are subject to a clawback provision, and our Bonus Program provides for a clawback of cash bonuses as well. The 2005 Incentive Plan also has a clawback provision. We believe the principles of a clawback in the event of materially inaccurate financial statements are consistent with our compensation philosophy, which ties compensation to our financial and operating performance and the overall increase in stockholder value, and which does not encourage the taking of unnecessary and excessive risks that could threaten our value or encourage the manipulation of reported earnings to enhance the compensation of any employee.

Employment Agreements

With the exception of the Change of Control Employment Agreements described in the next section, we have no employment agreements with any of the Named Executive Officers, with the exception of our chief executive officer, Mr. Liu. For a description of our employment agreements with our chief executive officer, please see the section below entitled “Remuneration of Executive Officers–Employment Agreement.”

Change of Control Agreements

The Board desires to promote stability and continuity of senior management and to help align their interests with those of our stockholders in the event of a change in control or potential change in control of Bancorp. Accordingly, we have entered into Control Agreements (defined below under “Potential Payments Upon Termination or Change in Control — Change of Control Employment Agreements”) with our executive officers and Executive Vice Presidents of Cathay Bank. We believe that these agreements help to ensure that our key officers will remain fully engaged during a change in control or potential change in control. The Control Agreements provide for enhanced severance benefits in the event of a voluntary termination of employment for “good reason” or involuntary termination other than for “cause” following a “change in control.” Based on a review of information generally available to the public and the advice of outside legal counsel, the Board determined that these arrangements were competitive and reasonable. The Control Agreements do not influence our decisions surrounding the Named Executive Officer’s cash and equity compensation. For a more detailed discussion of the severance benefits, the events that would trigger payment of severance benefits and the Control Agreements in general, see “Potential Payments Upon Termination or Change in Control” below.

Response to 2021 Vote on Executive Compensation

The Board has been annually submitting to our stockholders a proposal to approve, on an advisory (nonbinding) basis, our executive compensation. At the 2021 annual meeting of stockholders, 95.73% of the votes cast were in favor of approving this proposal. The Compensation Committee was aware of and considered the results of the advisory vote on executive compensation, and has construed this favorable vote of stockholders as supporting its executive compensation decisions and policies.

Pledging and Hedging Policy

The Board has adopted a policy that prohibits, unless advance approval has been obtained from the Board, all directors and executive officers (including the Named Executive Officers) from holding our securities in a margin account or otherwise pledging or hypothecating our securities as collateral for a loan, entering into hedging or monetization transactions or similar arrangements with respect to our securities, or engaging in certain other speculative trading in our securities. No such requests have been made and consequently no such approvals have been granted.

Deductibility of Executive Compensation

The Compensation Committee had designed our bonus and LTI programs to conform to Section 162(m) of the Internal Revenue Code and related regulations so that payments under these programs would generally not count against the $1 million deduction limit that generally applied to Named Executive Officers. Accordingly, the bonus and LTI programs were designed so that payments would qualify under the exception for “performance-based” compensation. Changes to Section 162(m) in the Tax Cuts and Jobs Act of 2017 eliminated the “performance-based” exception to the deductibility limit, except for a limited exception with respect to written, binding contracts in effect on November 2, 2017 that are not modified in any material respect after that date. California has passed conforming legislation generally effective January 1, 2019, with a limited exception for written, binding contracts in effect on March 31, 2019. As a result, starting in 2018 our executive compensation is not likely to be fully deductible.

Nonqualified Deferred Compensation

We do not have a deferred compensation program, and we have no current plans to implement such a program. However, we do have two deferred compensation arrangements with Dunson K. Cheng. For details regarding these deferral arrangements, see “Nonqualified Deferred Compensation” below.

Section 409A of the Internal Revenue Code provides that an employee receiving deferred compensation (including certain types of equity awards) is subject to additional income tax and interest charges unless the deferred compensation is paid pursuant to a plan and procedures meeting certain requirements of Section 409A. It is our intention to deliver any deferred compensation in a manner which complies with the requirements under Section 409A.

Accounting for Stock-Based Compensation

On January 1, 2006, we adopted FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718) on a modified prospective basis. FASB ASC Topic 718 requires an entity to recognize compensation expense based on an estimate of the number of awards expected to actually vest, exclusive of awards expected to be forfeited.

With the adoption of FASB ASC Topic 718, the accounting treatment for all forms of stock options changed, thereby prompting us to review the relative merits of nonstatutory stock options and, more recently, restricted stock and RSUs. A desirable feature of restricted stock and RSUs is that they permit us to issue fewer shares, thereby reducing potential stockholder dilution. We believe that restricted stock and RSUs provide an equally motivating form of incentive compensation as stock options, and we will weigh the costs of restricted stock, RSUs, and nonstatutory stock option grants with their potential benefits as compensation tools. Stock options only have value to the extent that our share price on the date of exercise exceeds the exercise price on the grant date and are an effective motivational tool when the stock price rises over the term of the award. Restricted stock and RSUs serve to reward and retain executive officers through shares valued at the current price on the date the restriction lapses, which awards may be subject to both service- and performance-based conditions.

We believe that being able to award restricted stock and RSUs, separately or in combination, should serve our objectives of incentivizing our executive officers to focus on delivering long-term value to our stockholders.

Compensation Committee Interlocks and Insider Participation

No person who was a member of the Compensation Committee during 2021 had any relationships requiring disclosure.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing CD&A and, based on such review and discussion, has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021.

Compensation Committee Richard Sun (Chairman) Kelly L. Chan Maan-Huei Hung Joseph C.H. Poon

Remuneration of Executive Officers

The following tables set forth information regarding the compensation for services in all capacities paid or accrued for the periods indicated to our principal executive officer, principal financial officer, and three most highly compensated executive officers other than our principal executive officer and principal financial officer (the “Named Executive Officers”).

Summary Compensation Table

The table below sets forth information for the Named Executive Officers regarding compensation for the last three completed fiscal years:

Summary Compensation Table

Name and Principal Position	Year	Salary 1/ ($)	Bonus ($)	Stock awards 2/ ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and non- qualified deferred compensation earnings ($)		All other compensation 3/ ($)		Total ($)
Chang M. Liu	2021	713,300	—	1,429,976	—	840,100	—		14,500		2,997,876
President and Chief Executive Officer of Bancorp and Cathay Bank	2020	499,423	—	1,189,967	—	406,361	—		14,250		2,110,001
	2019	375,966	—	379,913	—	314,000	—		14,000		1,083,879
Heng W. Chen	2021	515,614	—	549,923	—	458,400	—		14,500		1,538,437
Executive Vice President and Chief Financial Officer of Bancorp and Cathay Bank	2020	506,642	—	467,966	—	290,968	—		14,250		1,279,826
	2019	491,326	—	549,960	—	356,000	—		14,000		1,411,286
Dunson K. Cheng	2021	827,169	—	1,589,956	—	969,500	36,808	4/	28,194	5/	3,451,627
Executive Chairman of Bancorp and Cathay Bank	2020	830,339	—	1,099,990	—	492,791	34,968		29,362		2,487,450
	2019	821,262	—	1,308,979	—	824,000	31,871		28,912		3,015,024
Kim R. Bingham	2021	385,182	—	339,932	—	300,000	—		14,500		1,039,614
Executive Vice President and Chief Risk Officer of Cathay Bank	2020	378,158	—	288,956	—	202,861	—		14,250		884,225

Mark H. Lee	2021	355,631	—	313,907	—	276,700	—		14,500		960,738
Executive Vice President and Chief Credit Officer of Cathay Bank	2020	349,185	—	189,964	—	187,272	—		14,250		740,671

1/	Include amounts deferred by Named Executive Officers under the 401(k) Profit Sharing Plan.
2/

The amounts shown are not cash compensation received by the Named Executive Officer and may not correspond to the actual value that could be realized by the Named Executive Officer. Instead, the amounts represent the fair value of RSUs computed for the corresponding fiscal year, in accordance with FASB ASC Topic 718, valued based on the closing price of our common stock on the date of the grant.

3/

The amounts in this column consist of employer contributions under the 401(k) Profit Sharing Plan. Perquisites and other personal benefits, or property, are excluded if the aggregate amount was less than $10,000. Group life insurance, health insurance, and long-term disability insurance premiums are also excluded because such premiums are pursuant to a plan that does not favor executive officers or directors and is generally available to all salaried employees.

4/

This amount consists of interest paid on deferred compensation that is considered above-market under the regulations of the SEC. For a discussion of the deferral arrangements, see “Nonqualified Deferred Compensation” below.

5/	This amount consists of $14,500 in employer contributions under the 401(k) Profit Sharing Plan, $3,162 in automobile-related benefits, and $10,532 in club memberships.

Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards to our Named Executive Officers in 2021.

Grants of Plan-Based Awards

		Estimated possible payouts under non-equity incentive plan awards 1/			Estimated future payouts under equity incentive plan awards 2/			All other stock awards: Number of shares of stock or units (#)	Grant date fair value of stock awards 3/ ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Chang M. Liu	07/22/2021	—	—	—	4,599	9,197	13,796	—	357,487
	07/22/2021	—	—	—	4,887	9,773	14,660	—	357,496
	07/22/2021	—	—	—	9,773	19,546	29,319	—	714,993
	—	357,000	714,000	1,071,000	—	—	—	—	—
Heng W. Chen	07/22/2021	—	—	—	1,769	3,537	5,306	—	137,483
	07/22/2021	—	—	—	1,879	3,758	5,637	—	137,468
	07/22/2021	—	—	—	3,759	7,517	11,276	—	274,972
	—	193,500	387,000	580,500	—	—	—	—	—
Dunson K. Cheng	07/22/2021	—	—	—	5,113	10,226	15,339	—	397,485
	07/22/2021	—	—	—	5,433	10,866	16,299	—	397,478
	07/22/2021	—	—	—	10,867	21,733	32,600	—	794,993
	—	412,000	824,000	1,236,000	—	—	—	—	—
Kim R. Bingham	07/22/2021	—	—	—	1,093	2,186	3,279	—	84,970
	07/22/2021	—	—	—	1,162	2,323	3,485	—	84,975
	07/22/2021	—	—	—	2,324	4,647	6,971	—	169,987
	—	135,100	270,200	405,300	—	—	—	—	—
Mark H. Lee	07/22/2021	—	—	—	1,010	2,019	3,029	—	78,479
	07/22/2021	—	—	—	1,073	2,145	3,218	—	78,464
	07/22/2021	—	—	—	2,146	4,291	6,437	—	156,965
	—	124,600	249,200	373,800	—	—	—	—	—

1/ The amounts in the “Threshold,” “Target,” and “Maximum” columns represent the possible cash bonus amounts related to each Named Executive Officer’s base salary that he could be awarded under the Bonus Program depending upon the achievement of certain performance criteria. For further information, see “Compensation Decisions for Named Executive Officers–Bonuses” above. The actual amounts paid to the other Named Executive Officers for 2021 are shown in the “Non-equity incentive plan compensation” column of the “Summary Compensation Table” above.

2/ Unless otherwise stated, stock awards consist of performance-based RSUs. For further discussion, see “Compensation Decisions for Named Executive Officers–Equity Incentives” above. Each stock unit represents the contingent right to receive one share of common stock upon vesting. The number of RSUs that are vested depends upon the achievement of certain performance criteria on the vesting date, are subject to continued employment, with an exception for earlier vesting upon death, disability or retirement or a change in control. The number of RSUs that are earned can be from 0% to 150% of the target award, depending upon the achievement of certain performance criteria.

3/ Grant date fair value is based on the closing price of our common stock on the date of the grant. The estimated value of the performance-based RSUs at the grant date is based on the projected performance at the grant date showing a payout of 100% of the target number of performance-based restricted stock units.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information regarding outstanding equity awards as of December 31, 2021, made to our Named Executive Officers. Stock awards consist of RSUs, each of which represents a contingent right to receive one share of our common stock.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value or unearned shares, units or other rights that have not vested ($) */
Chang M. Liu	—	—	—	—	—	—		—		2,523	1/	108,464	1/
	—	—	—	—	—	—		—		2,641	1/	113,537	1/
	—	—	—	—	—	—		—		5,283	1/	227,116	1/
	—	—	—	—	—	—		—		12,252	2/	526,713	2/
	—	—	—	—	—	—		—		12,681	2/	545,156	2/
	—	—	—	—	—	—		—		25,362	2/	1,090,312	2/
	—	—	—	—	—	3,474	3/	149,347	3/	—		—
	—	—	—	—	—	—		—		9,197	4/	395,379	4/
	—	—	—	—	—	—		—		9,773	4/	420,141	4/
	—	—	—	—	—	—		—		19,546	4/	840,283	4/
Heng W. Chen	—	—	—	—	—	—		—		3,653	1/	157,042	1/
	—	—	—	—	—	—		—		3,823	1/	164,351	1/
	—	—	—	—	—	—		—		7,647	1/	328,745	1/
	—	—	—	—	—	—		—		4,818	2/	207,126	2/
	—	—	—	—	—	—		—		4,987	2/	214,391	2/
	—	—	—	—	—	—		—		9,974	2/	428,782	2/
	—	—	—	—	—	2,486	3/	106,873	3/	—		—
	—	—	—	—	—	—		—		3,537	4/	152,056	4/
	—	—	—	—	—	—		—		3,758	4/	161,556	4/
	—	—	—	—	—	—		—		7,517	4/	323,156	4/
Dunson K. Cheng	—	—	—	—	—	3,554	5/	152,786	5/	—		—
	—	—	—	—	—	—		—		5,977	1/	256,951	1/
	—	—	—	—	—	—		—		6,256	1/	268,945	1/
	—	—	—	—	—	—		—		12,513	1/	537,934	1/
	—	—	—	—	—	—		—		11,326	2/	486,905	2/
	—	—	—	—	—	—		—		11,722	2/	503,929	2/
	—	—	—	—	—	—		—		23,444	2/	1,007,858	2/
	—	—	—	—	—	4,214	3/	181,160	3/	—		—
	—	—	—	—	—	—		—		10,226	4/	439,616	4/
	—	—	—	—	—	—		—		10,866	4/	467,129	4/
	—	—	—	—	—	—		—		21,733	4/	934,302	4/
Kim R. Bingham	—	—	—	—	—	—		—		2,258	1/	97,071	1/
	—	—	—	—	—	—		—		2,363	1/	101,585	1/
	—	—	—	—	—	—		—		4,727	1/	203,214	1/
	—	—	—	—	—	—		—		2,975	2/	127,895	2/
	—	—	—	—	—	—		—		3,079	2/	132,366	2/
	—	—	—	—	—	—		—		6,159	2/	264,775	2/
	—	—	—	—	—	1,734	3/	74,545	3/	—		—
	—	—	—	—	—	—		—		2,186	4/	93,976	4/
	—	—	—	—	—	—		—		2,323	4/	99,866	4/
	—	—	—	—	—	—		—		4,647	4/	199,775	4/
Mark H. Lee	—	—	—	—	—	—		—		1,328	1/	57,091	1/
	—	—	—	—	—	—		—		1,390	1/	59,756	1/
	—	—	—	—	—	—		—		2,780	1/	119,512	1/
	—	—	—	—	—	—		—		1,956	2/	84,088	2/
	—	—	—	—	—	—		—		2,024	2/	87,012	2/
	—	—	—	—	—	—		—		4,049	2/	174,067	2/
	—	—	—	—	—	1,601	3/	68,827	3/	—		—
	—	—	—	—	—	—		—		2,019	4/	86,797	4/
	—	—	—	—	—	—		—		2,145	4/	92,214	4/
	—	—	—	—	—	—		—		4,291	4/	184,470	4/

*/	The value equals the closing price of our common stock on the last business day of our most recently completed fiscal year, multiplied by the number of shares underlying the award.
1/

Each RSU represents the contingent right to receive one share of common stock upon vesting. The number of RSUs that are earned can be from 0% of the target award up to 150% of the target award, depending upon the achievement of certain performance criteria. These RSUs are scheduled to vest in a single installment on January 31, 2022, subject to continued employment, but may vest to some extent earlier in the event of death, disability, retirement after December 31, 2020, or a change in control, with the number of units earned being based on the achievement of certain performance criteria.

2/

Each RSU represents the contingent right to receive one share of common stock upon vesting. The number of RSUs that are earned can be from 0% of the target award up to 150% of the target award, depending upon the achievement of certain performance criteria. These RSUs are scheduled to vest in a single installment on January 31, 2023, subject to continued employment, but may vest to some extent earlier in the event of death, disability, retirement after December 31, 2021, or a change in control, with the number of units earned being based on the achievement of certain performance criteria.

3/

Each RSU represents the contingent right to receive one share of common stock upon vesting. Such RSUs are scheduled to vest on March 3, 2022, or earlier in the event of death, disability, retirement, or change in control.

4/

Each RSU represents the contingent right to receive one share of common stock upon vesting. The number of RSUs that are earned can be from 0% of the target award up to 150% of the target award, depending upon the achievement of certain performance criteria. These RSUs are scheduled to vest in a single installment on December 31, 2023, subject to continued employment, but may vest to some extent earlier in the event of death, disability, retirement after December 31, 2022, or a change in control, with the number of units earned being based on the achievement of certain performance criteria.

5/

Each RSU represents the contingent right to receive one share of common stock upon vesting. Such RSUs are scheduled to vest on March 1, 2022, or earlier in the event of death, disability, retirement, or change in control.

Stock Vested

The table below sets forth information regarding vesting of stock awards for the Named Executive Officers during 2021.

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($) 1/
Chang M. Liu	—	—	3,354	$ 141,740
Heng W. Chen	—	—	—	—
Dunson K. Cheng	—	—	5,567	$ 219,841
Kim R. Bingham	—	—	—	—
Mark H. Lee	—	—	4,566	$ 192,959

1/	The value realized equals the closing price of our common stock on the settlement date, multiplied by the number of shares that vested.

Pension Benefits

Our Named Executive Officers did not receive any benefits during 2021 under any defined contribution plan other than the 401(k) Profit Sharing Plan. We do not have any defined benefit plans.

Employment Agreement

Chang M. Liu

The Company and Cathay Bank entered into an employment agreement, dated as of July 16, 2020, with Mr. Liu in connection with his appointment as President and Chief Executive Officer. The initial term of Mr. Liu’s employment began on October 1, 2020 and continues through September 30, 2023, unless earlier terminated thereunder. Thereafter, his employment agreement automatically renews for subsequent one-year periods, unless a party provides notice of non-renewal to the other party at least 90 days before the end of the then current term, or unless earlier terminated in accordance with his employment agreement.

If, however, a “Change of Control” (as defined in the Change of Control Employment Agreement, dated as of July 16, 2020, entered into by the Company, Cathay Bank and Mr. Liu contemporaneously with his employment agreement (the “Liu Control Agreement”)) occurs during his employment term, his employment agreement will terminate and Mr. Liu’s employment will be governed exclusively by the Liu Control Agreement.

During his employment period, Mr. Liu earns an initial base salary of $700,000, and may be eligible to receive annual bonus at the discretion of our Compensation Committee. Mr. Liu is eligible to participate in all welfare benefit plans (health, dental, life, etc.), vacation, fringe benefits and perquisites provided to other similarly situated executive officers. All compensation payable under his employment agreement is subject to deductions and clawbacks as may be required by law or regulation.

Mr. Liu’s employment agreement includes customary non-competition, employee and customer non-solicitation, confidentiality and non-disparagement clauses, for the applicable period and subject to the limitations and other applicable provisions set forth therein.

The Company may terminate Mr. Liu’s employment with or without “Cause” as defined in his employment agreement. Mr. Liu may terminate his employment with or without “Good Reason” as defined in his employment agreement. If the Company terminates with Cause or Mr. Liu resigns without Good Reason, then Mr. Liu will receive (i) any unpaid base salary through date of termination; (ii) any accrued but unused vacation pay; (iii) rights to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (iv) payment of any unreimbursed qualified business expenses; and (v) any earned but unpaid bonuses (collectively, the “Accrued Rights”).

If the Company terminates without Cause or Mr. Liu resigns for Good Reason, Mr. Liu will be entitled to receive, in addition to the Accrued Rights, a severance payment equivalent to 18 months of Mr. Liu’s base salary at the time of separation, plus the equivalent of 18 months of Company-paid COBRA benefits. All severance is subject to Mr. Liu signing and not revoking the release agreement in substantially the form attached to his employment agreement.

The Company, Cathay Bank and Mr. Liu entered into the Liu Control Agreement contemporaneously with the execution and delivery of his employment agreement. For a description of the Liu Control Agreement, please see below under “Potential Payments Upon Termination or Change in Control – Change of Control Employment Agreements.”

The preceding description of Mr. Liu’s employment agreement and the Liu Control Agreement is not a complete summary and is qualified in its entirety by reference to his employment agreement and the Liu Control Agreement, copies of which have been filed with the SEC by Bancorp as exhibits to the Current Report on Form 8-K on July 17, 2020.

Nonqualified Deferred Compensation

We have two deferred compensation arrangements with Dunson K. Cheng, our Executive Chairman, from when he was the President and Chief Executive Officer of Bancorp and Cathay Bank.

In an agreement, effective November 23, 2004, Mr. Cheng agreed to defer any cash bonus amounts in excess of $225,000 for the year ended December 31, 2004, until January 1 of the first year following such time as Mr. Cheng separates from us (the “Cheng Deferred Compensation Agreement”). This Cheng Deferred Compensation Agreement was amended and restated on November 8, 2007, to comply with Section 409A of the Internal Revenue Code (the “Code”) and provides that, if Mr. Cheng is subject to Section 409A of the Code, payment of the deferred amount will be delayed to the later of: (i) January 1 of the first year following his separation from service; or (ii) the first day of the seventh month following his separation from service. Pursuant to this agreement, an amount equal to $610,000 was deferred in 2004. The deferred amount accrues interest at the rate of 7% per annum computed based on the actual number of days during each period divided by the actual number of days for the full year. The deferred amount will be increased each quarter by the amount of interest computed for the preceding quarter. On November 23, 2014, the interest rate was reset to 5.06% based on 275 basis points above the interest rate on a 10-year Treasury note on that date.

On March 13, 2014, the Compensation Committee awarded Mr. Cheng a cash bonus in the amount of $300,000 for the quarter ended December 31, 2013, and provided as part of the award that payment of the bonus would be deferred until the later of: (i) January 1 of the first year following Mr. Cheng’s separation from service; or (ii) the first day of the seventh month following Mr. Cheng’s separation from service. The Committee’s award further provided that the deferred amount accrues interest at the rate of 5.02% per annum compounded quarterly, will be increased each quarter by the amount of interest computed for that quarter, and, beginning on the fifth anniversary of the award, the interest rate will equal 350 basis points above the then prevailing interest rate on a five-year Treasury note. On March 28, 2019, the interest rate was reset to 5.715% based on 350 basis points above the interest rate on a five-year Treasury note on that date.

The table below sets forth information regarding non-qualified deferred compensation arrangements for our Named Executive Officers during 2021.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Chang M. Liu	—	—	—		—	—
Heng W. Chen	—	—	—		—	—
Dunson K. Cheng	—	—	$110,212	1/	—	$2,190,804	2/
Kim R. Bingham	—	—	—		—	—
Mark H. Lee	—	—	—		—	—

1/	Includes $36,808 reported in the “Summary Compensation Table” above as interest that is considered above-market under the regulations of the SEC.
2/	Includes $904,293 reported in the “Summary Compensation Table” for previous years.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have not entered into any written employment agreements with any of the Named Executive Officers, with the exception of an employment agreement with Chang M. Liu (as described above under “Remuneration of Executive Officers–Employment Agreement”) and the Control Agreements with each of the Named Executive Officers which in effect become employment agreements upon the occurrence of a change in control as defined therein.

The tables below under “Cash Compensation and Benefits in the Event of a Change in Control” reflect the amount of compensation payable to each of the Named Executive Officers in the event of termination of the Named Executive Officer’s employment after a change in control. The amount of compensation payable to each Named Executive Officer upon voluntary and involuntary termination and in the event of death or disability of the Named Executive Officer is shown. The amounts shown assume that such termination was effective as of December 31, 2021, and thus include amounts earned through such time, and are estimates of the amounts which would be paid out to the Named Executive Officers upon their termination. The actual amounts to be paid out, if any, can only be determined at the time of the Named Executive Officer’s separation from Bancorp and Cathay Bank.

In addition, a separate table below under “Equity Compensation in the Event of a Change in Control” reflects the value of any equity awards granted to each Named Executive Officer under the 2005 Incentive Plan that may be accelerated upon a change in control of Bancorp even if there was no termination of the Named Executive Officer’s employment. The administrator of the 2005 Incentive Plan has the discretion to have Bancorp assume, substitute, or adjust each outstanding award under such plan, accelerate the vesting of any options, or terminate any restrictions on stock awards or cash awards upon a change in control.

Payments Made Upon Termination

Other Than After a Change in Control

A Named Executive Officer who ceases to be an employee of Bancorp other than after a change in control, whether voluntary or involuntary and with or without cause, including in the event of retirement, disability, or death, will be entitled to receive the following, which are generally available to all salaried employees:

•	base salary through the date of termination;
•	accrued vacation pay as of the date of termination;
•	vested benefits as of the date of termination;
•	if termination resulted from disability: long-term disability benefits of two-thirds annual base salary up to $15,000 per month and vesting of long-term RSUs; and
•	if termination resulted from death: three times annual base salary, up to $600,000, subject to reduction beginning at age 65, and vesting of long-term RSUs.

In addition, the performance-based RSUs awarded to Named Executive Officers generally provide that in the event of their death, disability or retirement prior to the maturity date of the RSUs, they shall continue to be entitled to receive the RSUs to the extent earned, but the amount otherwise payable shall be prorated to reflect the period from the date of the award through the maturity date during which they were employed.

Mr. Cheng would also be entitled to receive payment of the cash bonuses, and interest thereon, deferred under the deferred compensation arrangements described under “Executive Compensation—Nonqualified Deferred Compensation” above.

Change of Control

Employment Agreements

Bancorp has entered into change of control employment agreements with each of the Named Executive Officers. The change of control employment agreements for Messrs. Chen, Cheng, and Bingham have been filed as exhibits to Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013, the form of change of control employment agreement for Mr. Lee has been filed as an exhibit to Bancorp’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, and the Liu Control Agreement has been filed as an exhibit to Bancorp’s Current Report on Form 8-K filed with the SEC on July 17, 2020 (such change of control employment agreements are referred to herein collectively as the “Control Agreements”).

The following is only a summary of the significant terms of the Control Agreements. This summary is qualified in its entirety by reference to the Control Agreements. For a discussion of the purposes of the Control Agreements and their relationship to our compensation policy, see “Change of Control Agreements” under “Executive Compensation—Compensation Discussion and Analysis—Additional Information Relating to Executive Compensation” above.

Pursuant to the Control Agreements, Bancorp or Cathay Bank (as applicable) has agreed to continue the employment of each Named Executive Officer for a period of three years from the occurrence of a change in control (the “effective date”). During this employment period, each Named Executive Officer will be entitled to the following compensation and benefits:

•	An annual base salary at least equal to 12 times the highest monthly base salary paid or payable (including deferred salary) during the 12-months preceding the effective date;
•

An annual cash bonus at least equal to the highest annual bonus earned for the last three full fiscal years prior to the effective date or, for Control Agreements entered into in 2020, the average annual bonus earned for the last three full fiscal years prior to the effective date (with partial years being annualized for the purpose of determining the amount of the bonus);

•

Participation in all incentive, saving, and retirement plans and programs applicable generally to other peer executives on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;

•	Participation in welfare benefit plans and programs on terms no less favorable than those in effect during the 120-day period immediately prior to the effective date;
•	Reimbursement for all reasonable expenses in accordance with procedures in effect during the 120-day period immediately prior to the effective date;

•

Fringe benefits (including, without limitation, tax and financial planning services, payment of club dues, and, if applicable, use of an automobile and payment of related expenses) in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date;

•	Office, secretarial and support staff; and
•	Paid vacation in accordance with the most favorable plans in effect during the 120-day period immediately prior to the effective date.

Payments Made Upon Death or

Disability After a Change in Control

The Control Agreements provide that, in the event of the death or disability of a Named Executive Officer after a change in control, Bancorp or Cathay Bank (as applicable) has agreed to pay the Named Executive Officer (or the Named Executive Officer’s estate or beneficiaries in the event of death): (i) base salary through the date of termination; (ii) a pro rata annual bonus until the date of termination in the amount of (A) the higher of (1) the highest annual bonus earned for the last three full fiscal years prior to the change in control and (2) the annual bonus paid or payable for the most recently completed fiscal year following the change in control, or (B) for Control Agreements entered into in 2020, the higher of (1) the average annual bonus earned for the last three full fiscal years prior to the change in control and (2) the target annual bonus for the year in which the change in control occurs (clauses (A) or (B), as applicable, the “Applicable Annual Bonus”); (iii) any accrued vacation pay (items (i), (ii), and (iii), collectively, the “Accrued Obligations”); and (iv) amounts that are vested benefits or that the Named Executive Officer is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, Bancorp or Cathay Bank at or subsequent to the date of termination (“Other Benefits”).

Payments Made Upon Involuntary Termination Other Than For Cause or Voluntary Termination For Good Reason After a Change in Control

The Control Agreements provide that, if a Named Executive Officer’s employment is terminated following a change in control (other than termination by Bancorp or Cathay Bank for cause or by reason of death or disability or by the Named Executive Officer for other than “good reason”) or if the Named Executive Officer terminates employment in certain circumstances defined in the Control Agreements which constitute “good reason,” in addition to the Accrued Obligations and Other Benefits as defined in the preceding section, the Named Executive Officer will be paid the aggregate of the following in a lump sum in cash within 30 days after the date of termination:

•

an amount equal to a multiple (one and one-half, two or three, depending on the applicable Control Agreement) of the Named Executive Officer’s annual base salary and of the Applicable Annual Bonus; and

•

an amount equal to the sum of Bancorp’s or Cathay Bank’s (as applicable) matching or other employer contributions under Bancorp’s or Cathay Bank’s qualified defined contribution plans and any excess or supplemental defined contribution plans in which the Named Executive Officer participates that the Named Executive Officer would receive if the Named Executive Officer’s employment continued (for 18 months, two years or three years after the date of termination, depending on the applicable Control Agreement).

Also (for a period of 18 months, two years or three years, depending on the applicable Control Agreement), the Named Executive Officer would be entitled to receive welfare benefits (including medical, prescription, dental, disability, employee life, group life, accidental death, and travel accident insurance) at least equal to, and at the same after-tax cost to the Named Executive Officer, as those that would have been provided in accordance with the plans, programs, practices, and policies then in effect. In addition, the Named Executive Officer would be entitled to receive outplacement services, provided that the cost of such outplacement services will not exceed $50,000.

Payments Made Upon Involuntary Termination For Cause or Voluntary Termination For Other Than Good Reason After a Change in Control

The Control Agreements provide that, if a Named Executive Officer’s employment is terminated for cause following a change in control or if the Named Executive Officer terminates his employment for other than “good reason” following a change in control, Bancorp or Cathay Bank has agreed to pay the Named Executive Officer: (i) base salary through the date of termination; (ii) any accrued vacation pay; and (iii) Other Benefits.

Certain Additional Payments

The Control Agreements with Messrs. Chen, Cheng, and Bingham (all of which were entered into in 2008), provide that each of them is eligible for tax gross-up payments in reimbursement for change in control excise taxes imposed on the severance payments and benefits, unless the value of the payments and benefits does not exceed 110% of the maximum amount payable without triggering the excise taxes, in which case the payments and benefits will be reduced to the maximum amount. At the present time, the Company expects that any future Control Agreements and other similar agreements to be entered into by the Company will not contain any excise tax gross-up provisions; accordingly, there is no excise tax gross-up provision in the Control Agreements entered into with Messrs. Liu and Lee in 2020.

The definitions of “Change in Control,” “Cause” and “good Reason” pursuant to the Control Agreements are below.

“Change in Control” means generally, (1) any person becomes the beneficial owner of 20% or more of either (A) the then-outstanding shares of Bancorp’s common stock or (B) the combined voting power of the then-outstanding Bancorp voting securities entitled to vote generally in the election of directors; (2) individuals who, as of the Control Agreement, constitute the Board (the “Incumbent Board”) (or directors who were approved by a majority of directors constituting the Incumbent Board at the time) cease for any reason to constitute at least a majority of the Board, (3) the consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving Bancorp or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of Bancorp, or the acquisition of assets or stock of another entity by Bancorp or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the then-outstanding shares of Bancorp’s common stock and the the combined voting power of the then-outstanding Bancorp voting securities entitled to vote generally in the election of directors, immediately prior to such Business Combination beneficially own more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination in substantially the same proportions as their ownership immediately prior to such Business Combination of the the then-outstanding shares of Bancorp’s common stock and the the combined voting power of the then-outstanding Bancorp voting securities entitled to vote generally in the election of directors, as the case may be, (B) no person beneficially owns 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or, (4) our stockholders approve a plan of complete liquidation or dissolution of the Company.

“Cause” means (1) the willful and continued failure of the executive to perform substantially the executive’s duties with the Bancorp or its affiliates, or (2) the willful engaging by the executive in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

“Good Reason” means generally (1) the assignment to the executive of any duties inconsistent in any respect with the executive’s position, authority, duties or responsibilities, or any other diminution in such position, authority, duties or responsibilities (2) any failure by Bancorp to comply with any of the provisions of compensation terms set forth in the Control Agreement, (3) Bancorp requiring the executive (i) to be based at any office or location other than as provided in the Control Agreement, (ii) to be based at a location other than the Bancorp principal executive offices if the executive was employed at such location immediately preceding the change of control, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the change of control; (4) any purported termination by Bancorp of the executive’s employment otherwise than as expressly permitted by the Control Agreement; or, (5) any action or inaction that constitutes a material breach by Bancorp or Cathay Bank of the Control Agreement.

Cash Compensation and Benefits in the Event of a Change in Control

The tables below show the potential cash payments and benefits for the Named Executive Officers if, hypothetically solely for the purposes of this proxy statement, there had been a change in control effective December 31, 2021, and the Named Executive Officer had been terminated as of the same day. These tables exclude accrued and unpaid salary and vacation as well as Other Benefits because all employees are generally entitled to these payments and benefits upon termination of employment.

	Voluntary Termination		Involuntary Termination
Chang M. Liu	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 1/	$0	$2,142,000	$0	$2,142,000	$0
Accrued Obligations 2/	0	714,000	0	714,000	714,000
401(k) Matching	0	21,375	0	21,375	0
Benefits 3/
Group Life Insurance	0	1,220	0	1,220	0
Health Insurance	0	260	0	260	0
Long-Term Disability Insurance	0	896	0	896	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
TOTAL:	$0	$2,929,751	$0	$2,929,751	$714,000

	Voluntary Termination		Involuntary Termination
Heng W. Chen	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 4/	$0	$1,840,000	$0	$1,840,000	$0
Accrued Obligations 2/	0	404,000	0	404,000	404,000
401(k) Matching	0	28,500	0	28,500	0
Benefits 3/
Group Life Insurance	0	1,058	0	1,058	0
Health Insurance	0	18,894	0	18,894	0
Long-Term Disability Insurance	0	1,194	0	1,194	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0
TOTAL:	$0	$2,343,646	$0	$2,343,646	$404,000

	Voluntary Termination		Involuntary Termination
Dunson K. Cheng	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 5/	$0	$5,936,100	$0	$5,936,100	$0
Accrued Obligations 2/	0	1,154,700	0	1,154,700	1,154,700
401(k) Matching	0	42,750	0	42,750	0
Benefits 3/
Group Life Insurance	0	611	0	611	0
Health Insurance	0	16,072	0	16,072	0
Long-Term Disability Insurance	0	1,791	0	1,791	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0
TOTAL:	$0	$7,202,024	$0	$7,202,024	$1,154,700

	Voluntary Termination		Involuntary Termination
Kim R. Bingham	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 6/	$0	$1,328,800	$0	$1,328,800	$0
Accrued Obligations 2/	0	278,400	0	278,400	278,400
401(k) Matching	0	28,500	0	28,500	0
Benefits 3/
Group Life Insurance	0	1,627	0	1,627	0
Health Insurance	0	1,370	0	1,370	0
Long-Term Disability Insurance	0	1,194	0	1,194	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
Excise Tax plus Gross Up	0	0	0	0	0
TOTAL:	$0	$1,689,891	$0	$1,689,891	$278,400

	Voluntary Termination		Involuntary Termination
Mark H. Lee	For Other Than Good Reason	For Good Reason	For Cause	Other Than For Cause	Death or Disability
Compensation
Base Salary and Bonus 7/	$0	$907,800	$0	$907,800	$0
Accrued Obligations 2/	0	249,200	0	249,200	249,200
401(k) Matching	0	21,375	0	21,375	0
Benefits 3/
Group Life Insurance	0	1,220	0	1,220	0
Health Insurance	0	8,236	0	8,236	0
Long-Term Disability Insurance	0	896	0	896	0
Other
Outplacement Services (max.)	0	50,000	0	50,000	0
TOTAL:	$0	$1,238,727	$0	$1,238,727	$249,200

1/	This amount is equal to the product of (i) one and one-half and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($714,000), and (y) the Applicable Annual Bonus ($714,000).
2/

Accrued Obligations include (i) base salary through the date of termination, (ii) a pro-rata portion of the Applicable Annual Bonus based on the number of days elapsed in the year of termination, and (iii) any accrued vacation pay. Accrued Obligations are earned through the date of termination under the terms of the employment agreement that takes effect upon a change in control. They serve as compensation to the Named Executive Officers for services rendered during employment and not as severance or post-employment compensation. For the purposes of this table, only the pro-rata bonus as defined in the Control Agreements is included because all employees are generally entitled to accrued and unpaid salary and vacation upon termination. Further, it is probable that, had the hypothetical change in control and termination taken place on December 31, 2021, the pro-rata bonus would have been paid in lieu of, and not in addition to, the actual bonus, if any, paid to the Named Executive Officer for 2021 as would be reported in the “Summary Compensation Table” above.

3/

Amounts shown are based on the annual cost to Bancorp as of December 31, 2021, multiplied by three in the case of Mr. Cheng, by two in the case of Messrs. Chen and Bingham, and by one and one-half in the case of Messrs. Liu and Lee.

4/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($516,000), and (y) the Applicable Annual Bonus ($404,000).
5/	This amount is equal to the product of (i) three and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($824,000), and (y) the Applicable Annual Bonus ($1,154,700).
6/	This amount is equal to the product of (i) two and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($386,000), and (y) the Applicable Annual Bonus ($278,400).
7/	This amount is equal to the product of (i) one and one-half and (ii) the sum of (x) the Named Executive Officer’s annual base salary ($356,000), and (y) the Applicable Annual Bonus ($249,200).

Equity Compensation in the

Event of a Change in Control

Assuming that, hypothetically, solely for purposes of this proxy statement, a change in control occurred effective December 31, 2021, and the vesting of all restrictions on stock awards were terminated, the following table sets forth the estimated value for equity awards to the Named Executive Officers with Control Agreements in effect as of December 31, 2021 that would not otherwise have vested or been terminated but for the change in control:

Name	Restricted Stock – Accelerated Vesting 1/	Total
Chang M. Liu	$4,416,449	$4,416,449
Heng W. Chen	2,244,078	2,244,078
Dunson K. Cheng	5,237,515	5,237,515
Kim R. Bingham	1,395,068	1,395,068
Mark H. Lee	1,013,833	1,013,833

1/

Consists of performance-based RSUs and long-term RSUs, the value of which are based on the closing price of our common stock on December 31, 2021, which was $42.99 per share. Computation assumes that performance metrics are achieved at target.

PAY RATIO OF CEO TO MEDIAN EMPLOYEE

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules and regulations, we are providing the following information about the ratio of the annual total compensation, calculated in accordance with the requirements of Item 402 of Regulation S-K (the “Annual Total Compensation”) of our median employee and the Annual Total Compensation of our CEO, Chang M. Liu.

For 2021, our last completed fiscal year:

●	The Annual Total Compensation of our median employee (excluding the CEO for the purpose of computing the median employee), was $70,522.

●	The Annual Total Compensation of Mr. Liu was $2,997,876.

Based on the information, for 2021, the ratio of Mr. Liu’s Annual Total Compensation to our median employee’s Annual Total Compensation was 43 to 1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the following methodology:

We chose December 31, 2021 as the date for establishing the employee population used in identifying our median employee Annual Total Compensation and used January 1, 2021 through December 31, 2021 as the measurement period. We identified our median employee using the federal taxable income reported for that measurement period in Box 1 of Form W-2 for each employee. In determining the median employee, as permitted under the de minimis exception under Item 402(u)(4)(ii) of Regulation S-K, we excluded 40 non-U.S. employees which accounted for less than 5% of the Company’s total employees. We calculated the Annual Total Compensation of the median employee and the Annual Total Compensation of the CEO in accordance with the requirements of Item 402(c) of Regulation S-K.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL TWO

ADVISORY (NON-BINDING) VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

Section 14A of the Exchange Act enables our stockholders to vote to approve, on a non-binding basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with the SEC’s rules. Accordingly, we are presenting the following advisory resolution for stockholder consideration:

“RESOLVED, that the compensation paid to our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement, is hereby APPROVED.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. Your vote is advisory and shall not be binding upon the Board, and may not be construed as overruling a decision by the Board or the Compensation Committee, creating or implying any additional fiduciary duty by the Board or the Compensation Committee, or restricting or limiting the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. However, the Board and Compensation Committee will consider the voting results of this non-binding proposal when reviewing compensation policies and practices.

The CD&A and the tables and other disclosures under “Executive Compensation” describe our compensation philosophy and compensation actions taken with respect to 2021 compensation of our Named Executive Officers. We believe that our current executive compensation program directly links executive compensation to performance and aligns the interests of our executive officers with those of our stockholders.

At Bancorp’s 2020 annual meeting of stockholders, our stockholders voted on the advisory (non-binding) frequency of future advisory votes on our executive compensation. In accordance with the voting results, the Board has determined to hold an advisory vote on executive compensation every year until the next required vote on the frequency of such advisory vote, which will be at the annual meeting of stockholders in 2026.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADVISORY (NON-BINDING) RESOLUTION TO APPROVE OUR EXECUTIVE COMPENSATION.

PROPOSAL THREE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking stockholders to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for our 2022 fiscal year. The firm has served as the independent registered public accounting firm for Bancorp since 1991. Although ratification is not legally required, we are submitting the appointment of KPMG to our stockholders for ratification in the interest of good corporate governance. In the event that this appointment is not ratified, the Audit Committee of the Board will take the opportunity to re-evaluate reconsider the appointment. Even if the resolution is approved, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Audit Committee appoints the independent registered public accounting firm annually. Before appointing KPMG as our independent registered public accounting firm for fiscal year 2022, the Audit Committee considered the firm’s qualifications and performance during fiscal years 2020 and 2021. In addition, the Audit Committee reviewed and approved audit and all permissible non-audit services performed by KPMG in fiscal 2020 and 2021, as well as the fees paid to KPMG for such services. In its review of non-audit service fees and its appointment of KPMG as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services was compatible with maintaining KPMG’s independence. The members of the Audit Committee believe that the continued retention of KPMG to serve as our independent registered public accounting firm is in the best interest of the Company and our investors.

Representatives of KPMG are expected to attend the meeting and will have an opportunity to make a statement if they wish to do so. They may also respond to appropriate questions from stockholders or their representatives.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2022 FISCAL YEAR.

PRINCIPAL ACCOUNTING FEES AND SERVICES

KPMG audited our financial statements for the fiscal year ended December 31, 2021. The following table presents fees billed or to be billed for professional audit services rendered by KPMG for the audits of our annual financial statements for 2021 and 2020 and for other services rendered by KPMG.

	2021	2020
Audit Fees 1/	$1,892,824	$1,923,937
Audit-Related Fees 2/	40,915	38,548
Tax Fees 3/	10,512	25,276
All Other Fees	--	---
Total Fees	$1,944,251	$1,987,761

1/

Audit fees consist of the aggregate fees of KPMG in connection with: (i) the audit of the annual consolidated financial statements, and (ii) the required review of the financial information included in our Quarterly Reports on Form 10-Q.

2/	Audit-related fees consist of professional services provided by KPMG Hong Kong in connection with the review of banking returns and review of internal controls for the Hong Kong branch.
3/	Tax fees include tax preparation and compliance services provided by KPMG Hong Kong for the Hong Kong branch.

AUDIT COMMITTEE REPORT

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of Bancorp’s financial reporting, internal controls, audit functions and the performance of its internal auditors and independent registered public accountants. The Audit Committee operates under a written charter adopted by the Board of Directors. The directors who serve on the Audit Committee have no financial or personal ties to Bancorp (other than director compensation and equity ownership as described in this proxy statement) and are financially literate and independent under the Nasdaq Marketplace Rules. Bancorp believes that none of the Audit Committee members has a relationship with Bancorp that may interfere with the members’ independence from Bancorp and its management.

In fulfilling these responsibilities, the Audit Committee, among other things:

•

Evaluated the performance of KPMG as Bancorp’s independent registered public accounting firm for fiscal 2020 and 2021 and, on that basis, appointed KPMG as Bancorp’s independent registered public accounting firm for fiscal 2021 and 2022;

•	Reviewed and approved the audit and permissible non-audit services performed by KPMG in fiscal 2020 and 2021, as well as the fees paid for such services;
•	Met and discussed with management and KPMG Bancorp’s quarterly and annual financial results and Bancorp’s periodic reports filed with the Securities and Exchange Commission on Forms 10-Q and 10-K;
•	Met and discussed with management and KPMG the annual financial statements and the report of KPMG thereon, and any significant issues encountered in the course of the audit work; and
•

Met and discussed with management and KPMG the results of management’s assessment of the effectiveness or Bancorp’s internal control over financial reporting and KPMG’s report on Bancorp’s internal control over financial reporting.

As part of this process, some of these meetings with management, KPMG and internal audit were in executive session, without the presence of the others, for the purpose of discussing the audit and their related observations and recommendations. KPMG and the internal auditors both have unrestricted access to the Audit Committee.

As part of its function, the Audit Committee:

•	Reviewed and discussed with management Bancorp’s audited consolidated financial statements for the year ended December 31, 2021;
•

Discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission; and

•

Received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with such the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the Securities and Exchange Commission.

Audit Committee

Kelly L. Chan (Chairman)

Felix S. Fernandez

Jane Jelenko

Richard Sun

INCORPORATION OF CERTAIN INFORMATION

The information contained in this proxy statement under the captions “Audit Committee Report,” “Compensation Committee Interlocks and Insider Participation,” and “Compensation Committee Report” shall not be deemed to be incorporated by reference by any general statement that purports to incorporate this proxy statement by reference, or any part thereof, into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Bancorp expressly incorporates such information in such filing by reference. The information contained in this proxy statement under the captions “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be soliciting material or otherwise be deemed to be filed under the Securities Act or the Exchange Act, except to the extent that Bancorp requests that such information be treated as soliciting material or expressly incorporates such information in any such filing by reference. Neither the website of Bancorp at www.cathaygeneralbancorp.com nor the website of Cathay Bank at www.cathaybank.com is a part of or is incorporated into this proxy statement.

TRANSACTIONS WITH RELATED PERSONS,

PROMOTERS AND CERTAIN CONTROL PERSONS

Policies and Procedures Regarding

Related Party Transactions

It is the policy of the Board that all related party transactions are subject to review and approval or ratification by Bancorp’s Audit Committee, except for those matters that the Board has delegated to other committees, that require approval of a majority of the independent directors or that are reserved for the full Board or for the Board of Directors of Cathay Bank by statute, charter, regulations, Nasdaq listing standards, bylaws, or otherwise. Extensions of credit by Cathay Bank to executive officers, directors, and principal stockholders of Bancorp and their related interests are subject to review and approval by the Board of Directors of Cathay Bank pursuant to section 22(h) of the Federal Reserve Act (12 U.S.C. 375b), as implemented by the Federal Reserve Board’s Regulation O (12 CFR part 215).

A related party transaction includes any transaction in which Bancorp or any of its subsidiaries is a participant and in which any of the following persons has or will have a direct or indirect interest: (a) a person who is or was (since the beginning of the last fiscal year for which Bancorp has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director, or nominee for election as a director; (b) a greater than 5% beneficial owner of Bancorp’s common stock; or (c) an immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone residing in such person’s home (other than a tenant or employee).

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Bancorp’s Code of Ethics. Under Bancorp’s Code of Ethics, directors, officers, and all personnel are expected to avoid and to promptly disclose any relationship, influence, or activity that would cause or even appear to cause a conflict of interest. All directors must abstain from any discussion or decision affecting their personal, business, or professional interests.

In determining whether to approve or ratify a related party transaction, the Audit Committee generally considers applicable laws and regulations and all relevant facts and circumstances and will take into account, among other factors it deems appropriate, whether the related party transaction is on terms not more favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

These Board-approved policies and procedures regarding related party transactions are reflected in the Audit Committee charter, our Code of Ethics, the Cathay Bank Regulation O Policy, and the Cathay Bank Code of Conduct.

Banking Transactions

Certain directors and officers of Bancorp or Cathay Bank, members of their families, and companies with which they are associated, have been customers of, and have had banking transactions with, Cathay Bank in the ordinary course of Cathay Bank’s business. Cathay Bank expects to continue such banking transactions in the future. All loans and commitments to lend in such transactions were made in compliance with applicable laws and on substantially the same terms, including interest rates and collateral, as those prevailing at Cathay Bank at the time for comparable loans with persons not related to Cathay Bank and, in the opinion of the management of Cathay Bank, did not involve more than a normal risk of collectability or present any other unfavorable features. Except as indicated above, there are no existing or proposed material transactions between us and any of our executive officers, directors, or beneficial owners of 5% or more of our common stock, or the immediate family or associates of any of the foregoing persons. We have no knowledge of any material proceedings to which any of our directors, officers or affiliates, any owner of record or beneficially of more than 5% of our common stock, or any associate of any such director, officer, affiliate or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Indemnity Agreements

Bancorp’s bylaws provide for the indemnification by Bancorp of its agents, including its directors and officers, to the maximum extent permitted under Delaware law. Bancorp also has indemnity agreements with its directors and certain of its officers. These indemnity agreements permit Bancorp to indemnify an officer or director to the maximum extent permitted under Delaware law and prohibit Bancorp from terminating its indemnification obligations as to acts of any officer or director that occur before the termination. Bancorp believes the indemnity agreements assist it in attracting and retaining qualified individuals to serve as directors and officers of Bancorp. Bancorp’s certificate of incorporation also provides for certain limitations on the liability of directors, as permitted by Delaware law. The indemnification and limitations on liability permitted by the certificate of incorporation, bylaws, and the indemnity agreements are subject to the limitations set forth by Delaware law.

CODE OF ETHICS

We have adopted a Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and which is available at www.cathaygeneralbancorp.com. Stockholders may obtain a free copy by written request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations.

If we make any substantive amendments to our Code of Ethics or grant any waiver, including any implicit waiver, from a provision of the Code of Ethics to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will disclose the nature of such amendment or waiver in a report on Form 8-K.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Since Cathay Bank opened its doors in 1962, we have been committed to serving the communities in which we operate. We believe that a commitment to social, environmental, and economic responsibility is important to our success.

We intend to release our inaugural annual ESG Report in the Summer of 2022. This report, as well as other ESG related disclosures are and will be available on our “Stockholder Information” page at cathaygeneralbancorp.com. Our website, ESG Report, and ESG related disclosures are not part of or incorporated into this proxy statement.

COMMUNICATIONS WITH BOARD OF DIRECTORS

The Board has established a process for stockholder communications. Stockholders may send communications to the Board or any individual director by mail addressed to: Board of Directors, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731. Communications

addressed to the Board will be reviewed by the Assistant Secretary of Bancorp and directed to the Secretary, the Chairman of the Board, or the Lead Independent Director, as appropriate, for further review and distribution to certain or all members of the Board. Communications addressed to individual directors will be forwarded directly to them.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K AND STOCKHOLDERS LIST

On the written request of any stockholder of record as of March 25, 2022, we will furnish, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, including financial statements, schedules, and lists of exhibits, and any particular exhibit specifically requested.

Any stockholder of record as of March 25, 2022 also may examine a list of all stockholders as of the record date for any purpose germane to the annual meeting upon written request at our offices during the 10 days immediately preceding the annual meeting, and electronically during the annual meeting at www.virtualshareholdermeeting.com/CATY2022 when you enter the control number on your proxy card.

Requests should be addressed to Georgia Lo, Assistant Secretary, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, telephone number, (626) 279-3296.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

In order to take advantage of this opportunity, Bancorp has delivered only one proxy statement and annual report to multiple stockholders who share an address, unless contrary instructions were received from impacted stockholders prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of the proxy statement and/or annual report, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered stockholder and prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact Georgia Lo, Assistant Secretary, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, telephone number, (626) 279-3296. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. Conversely, multiple stockholders sharing a single address may request delivery of a single copy of proxy statements or annual reports in the future by contacting, in the case of registered stockholders, Georgia Lo, Assistant Secretary, Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, telephone number, (626) 279-3296, or, in the case of stockholders holding their stock through a broker or bank, by contacting such broker or bank.

STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

Under Bancorp’s bylaws, nominations for election to the Board and proposals for other business to be transacted by Bancorp stockholders at an annual meeting of stockholders may be made by a stockholder (as distinct from Bancorp) only if the stockholder is entitled to vote at the annual meeting and has given Bancorp’s Secretary timely written notice that complies with the notice requirements of the bylaws. In addition, business other than a nomination for election to the Board must be a proper matter for action under Delaware law and Bancorp’s certificate of incorporation and bylaws. Among other requirements, the written notice must be delivered to or received by Bancorp’s Secretary at Bancorp’s principal executive office located at 777 North Broadway, Los Angeles, California 90012, by no earlier than February 14, 2023, or later than March 16, 2023, based on the expected date of the scheduled annual meeting being May 15, 2023. However, if less than 70 days’ notice or prior public disclosure of the date of the scheduled annual meeting is given or made, the notice, to be timely, must be so delivered or received by the close of business on the 10th day following the earlier of the day on which notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. In addition to satisfying the foregoing advance notice requirements under Bancorp’s blaws, to comply with the universal proxy rules under the Exchange Act (which will be in effect for next year’s annual meeting), stockholders who intend to solicit proxies in support of director nominees other than Bancorp’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 17, 2023.

Separate and apart from the required notice described in the preceding paragraph, rules promulgated by the SEC under the Exchange Act entitle a stockholder in certain instances to require Bancorp to include that stockholder’s proposal (but not that stockholder’s nominees for director) in the proxy materials distributed by Bancorp for its next annual meeting of stockholders. Any stockholder of Bancorp who wishes to present a proposal for inclusion in Bancorp’s 2023 proxy solicitation materials must: (i) set forth the proposal in writing; (ii) file it with Bancorp’s Secretary on or before December 8, 2022, or if the date for the 2023 annual meeting is before April 16, 2023, or after June 15, 2023, then such stockholder must file it with Bancorp’s Secretary at a reasonable time before the printing and mailing of the proxy statement for the 2023 annual meeting of stockholders; and (iii) meet the other requirements for inclusion contained in the SEC’s stockholder proposal rules.

By Order of the Board of Directors,

May K. Chan

Secretary

Los Angeles, California

April 7, 2022

CATHAY GENERAL BANCORP
ATTN: GEORGIA LO
9650 FLAIR DRIVE
EL MONTE, CA 91731

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 1 1 OF 2

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/CATY2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

02 0000000000

The Board of Directors recommends you vote FOR each of the Director nominees listed below in Proposal 1.

Nominees	For	Against	Abstain
1a. Kelly L. Chan	☐	☐	☐
1b. Dunson K. Cheng	☐	☐	☐
1c. Chang M. Liu	☐	☐	☐
1d. Joseph C.H. Poon	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Approval, on a non-binding advisory basis, of the compensation paid to Cathay General Bancorp's named executive officers as disclosed in the proxy statement.	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as Cathay General Bancorp's independent registered public accounting firm for 2022.	☐	☐	☐

NOTE: The proxy holders are authorized to consider and vote in their discretion upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000544357_1 R1.0.0.24

CATHAY GENERAL BANCORP
Annual Meeting of Stockholders
May 16, 2022 5:00 PM (Pacific Daylight Time)
This proxy is solicited on behalf of the Board of Directors of Cathay General Bancorp

The undersigned stockholder of Cathay General Bancorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the Annual Meeting of Stockholders of Cathay General Bancorp to be held virtually at www.virtualshareholdermeeting.com/CATY2022, at 5:00 p.m. Pacific Time, on May 16, 2022, and hereby appoints Heng W. Chen and May K. Chan, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Cathay General Bancorp common stock of the undersigned at such meeting and any postponement(s) or adjournment(s) of such meeting, as set forth on the reverse side, and in their discretion upon any other business that may properly come before the meeting (and any such postponement(s) or adjournment(s)).

This proxy, when properly executed, will be voted in the manner directed by the undersigned. **If the undersigned returns this proxy card without voting instructions, then the proxy holders will vote the shares according to the recommendations of the Board of Directors.**

Please vote, sign, date and return this proxy card promptly using the enclosed envelope or vote by telephone or Internet. If you vote by telephone or Internet, please DO NOT mail back this proxy card. Thank you for your vote.

Continued and to be signed on reverse side